UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.__)
Filed by the Registrant   ☒
Filed by a Party other than the Registrant   ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12
THE MARCUS CORPORATION
(Name of Registrant as Specified in its Charter)
_______________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

THE MARCUS CORPORATION
111 E. Kilbourn Avenue, Suite 1200
Milwaukee, Wisconsin 53202-4125
___________________________
NOTICE OF 2025 ANNUAL MEETING OF SHAREHOLDERS
To Be Held Thursday, May 7, 2025
___________________________
To the Shareholders of
THE MARCUS CORPORATION
NOTICE IS HEREBY GIVEN THAT the 2025 Annual Meeting of Shareholders of THE MARCUS CORPORATION will be held on Wednesday, May 7, 2025, at 9:00 A.M., Central Time, online via live webcast, in which you can submit questions and vote online, at www.virtualshareholdermeeting.com/MCS2025 for the following purposes:
1.to elect as directors the ten nominees named in the attached proxy statement;
2.to approve The Marcus Corporation Omnibus Incentive Plan;
3.to approve, by advisory vote, the compensation of our named executive officers as disclosed in the attached proxy statement;
4.to ratify the selection of Deloitte & Touche LLP as our independent auditor for our fiscal year ending December 31, 2025; and
5.to consider and act upon any other business that may be properly brought before the meeting or any postponement or adjournment thereof.
Only holders of record of our Common Stock and Class B Common Stock as of the close of business on March 5, 2025, will be entitled to notice of, and to vote at, the annual meeting and any postponement or adjournment thereof. Shareholders may vote online or by proxy. The holders of our Common Stock will be entitled to one vote per share and the holders of our Class B Common Stock will be entitled to ten votes per share on each matter submitted for shareholder consideration. If you are a shareholder and wish to access the virtual 2025 Annual Meeting of Shareholders, please visit: www.virtualshareholdermeeting.com/MCS2025. To participate and submit questions in writing during the virtual annual meeting, you will need the 16-digit control number included in your Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting, voting instruction form or proxy card.

Shareholders are cordially invited to attend the annual meeting online via live webcast. You should have already received an Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting with instructions on how to access the proxy materials and vote. As indicated in that Notice, you may view the proxy materials online at www.proxyvote.com and you may also access and complete the proxy card online at www.proxyvote.com. Or if you prefer, you may request a copy of the proxy materials, free of charge, including a hard copy of the proxy card, through the website www.proxyvote.com, by phone at 1-800-690-6903 or by email at sendmaterial@proxyvote.com. Whether or not you expect to attend the annual meeting, you are requested to properly complete the proxy card online at www.proxyvote.com or to obtain, complete, date, sign and promptly return a hard copy of the proxy card, which can be obtained by request through the website, toll free number or email address noted above.

Accompanying this Notice of 2025 Annual Meeting of Shareholders is a proxy statement and form of proxy.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on May 7, 2025
We encourage you to access and review all of the information contained in the proxy statement and accompanying materials before voting. The proxy statement and our 2024 annual report to shareholders are available at www.proxyvote.com. If you want to receive a paper or email copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed above on or beforeApril 23, 2025 to facilitate timely delivery.
IMPORTANT: If you hold your shares in a brokerage account, you should be aware that your broker is not permitted to vote your shares for the election of directors or approval, by advisory vote, of the compensation of our named executive officers if you do not instruct your broker how to vote within 10 days prior to our Annual Meeting. Therefore, you must affirmatively take action to vote your shares at our Annual Meeting. If you do not, your shares will not be voted with respect to such matters.

On Behalf of the Board of Directors
Milwaukee, Wisconsin March 26, 2025	Thomas F. Kissinger Senior Executive Vice President, General Counsel and Secretary

THE MARCUS CORPORATION
_________________________
PROXY STATEMENT
_________________________
For
2025 Annual Meeting of Shareholders
To Be Held Wednesday, May 7, 2025
This proxy statement and accompanying form of proxy are being furnished to our shareholders beginning on or about March 26, 2025, in connection with the solicitation of proxies by our board of directors for use at our 2025 Annual Meeting of Shareholders to be held on Wednesday, May 7, 2025, at 9:00 A.M., Central Time, online via live webcast, in which our shareholders can submit questions and vote online, at www.virtualshareholdermeeting.com/MCS2025 and at any postponement or adjournment thereof (collectively, the “Meeting”), for the purposes set forth in the attached Notice of 2025 Annual Meeting of Shareholders and as described herein.
Execution of a proxy will not affect your right to attend the Meeting and to vote online, nor will your presence revoke a previously submitted proxy. You may revoke a previously submitted proxy at any time before it is exercised by giving written notice of your intention to revoke the proxy to our Secretary, by notifying the appropriate personnel at the Meeting in writing or by voting online at the Meeting. Unless revoked, the shares represented by proxies received by our board of directors will be voted at the Meeting in accordance with the instructions thereon. If no instructions are specified on a proxy, the votes represented thereby will be voted: (1) for the board’s ten director nominees set forth below; (2) for the approval of the Marcus Corporation Omnibus Incentive Plan; (3) for the approval, by advisory vote, of the compensation of our named executive officers; (4) for the ratification of the selection of Deloitte & Touche LLP as our independent auditor for our fiscal year ending December 31, 2025; and (5) on such other matters that may properly come before the Meeting and at any postponement or adjournment thereof in accordance with the best judgment of the persons named as proxies.
Only holders of record of shares of our Common Stock (“Common Shares”) and our Class B Common Stock (“Class B Shares”) as of the close of business on March 5, 2025 (the “Record Date”) are entitled to vote at the Meeting. As of the Record Date, we had 24,711,331 Common Shares and 6,984,584 Class B Shares outstanding and entitled to vote. The record holder of each outstanding Common Share on the Record Date is entitled to one vote per share and the record holder of each outstanding Class B Share on the Record Date is entitled to ten votes per share on each matter submitted for shareholder consideration at the Meeting. The holders of our Common Shares and the holders of our Class B Shares will vote together as a single class on all matters subject to shareholder consideration at the Meeting. The total number of votes represented by outstanding Common Shares and Class B Shares as of the Record Date was 94,557,171, consisting of 24,711,331 votes represented by outstanding Common Shares and 69,845,840 votes represented by outstanding Class B Shares.
IMPORTANT: If you hold your shares in a brokerage account, you should be aware that your broker is not permitted to vote your shares for the election of directors or the approval, by advisory vote, of the compensation of our named executive officers if you do not instruct your broker how to vote within 10 days prior to the Meeting. Therefore, you must affirmatively take action to vote your shares at the Meeting. If you do not, your shares will not be voted with respect to such matters.

PROPOSAL 1 — ELECTION OF DIRECTORS
At the Meeting, our shareholders will elect all ten members of our board of directors. The directors elected at the Meeting will hold office until our 2026 Annual Meeting of Shareholders and until their successors are duly qualified and elected. If, prior to the Meeting, one or more of the board’s nominees becomes unable to serve as a director for any reason, the votes represented by proxies granting authority to vote for all of the board’s nominees, or containing no voting instructions, will be voted for a replacement nominee selected by the board of directors. Under Wisconsin law, if a quorum of shareholders is present, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election. This means that the individuals receiving the largest number of votes will be elected as directors, up to the maximum number of directors to be chosen at the election. Therefore, any shares that are not voted on this matter at the Meeting, whether by abstention, broker nonvote or otherwise, will have no effect on the election of directors at the Meeting.
All of our director nominees have been elected by our shareholders and have served continuously as directors since the date indicated below. The names of the director nominees, together with certain information about each of them as of the Record Date, are set forth below. Unless otherwise indicated, all of our director nominees have held the same principal occupation indicated below for at least the last five years.

Name	Current Principal Occupation	Age	Director Since

Gregory S. Marcus	Our chairman since 2023, chief executive officer since January 2009 and our president since January 2008. Prior thereto, he was our senior vice president — corporate development. Mr. Marcus’ experience with our Company since 1999 in various positions, including his current role as our chairman and chief executive officer, led to our conclusion that he should serve as a director of the Company.(1)(2)(3)	60	2005

Diane Marcus Gershowitz	Real estate management and investments. Ms. Gershowitz’s long-standing service on our board and her expertise in real estate matters led to our conclusion that she should serve as a director of the Company.(1)(2)	86	1985

Allan H. Selig	Chief executive officer of Selig Leasing Co., Inc. (automobile leasing agency) and Commissioner Emeritus of Major League Baseball. Mr. Selig’s long-standing service on our board and his experience as commissioner of Major League Baseball has led to our conclusion that he should serve as a director of the Company.(4)	90	1995

Timothy E. Hoeksema	Retired chairman of the board, president and chief executive officer of Midwest Air Group, Inc. (commercial airline carrier). Mr. Hoeksema’s long-standing service on our board and his experience as the chief executive officer for many years at one of the nation’s most recognized service-oriented national travel carriers and his experience in the travel industry led to our conclusion that he should serve as a director of the Company.	78	1995

Name	Current Principal Occupation	Age	Director Since
Bruce J. Olson	Our retired senior vice president and retired president of Marcus Theatres. Mr. Olson’s long-standing service on our board and extensive experience gained while leading our theatre division led to our conclusion that he should serve as a director of the Company.	75	1996

Philip L. Milstein	Principal of Ogden CAP Properties, LLC (real estate and investments) and former co-chairman of Emigrant Savings Bank (savings bank). Mr. Milstein’s long-standing service on our board of directors and his financial expertise and experience led to our conclusion that he should serve as a director of the Company.	75	1996

Brian J. Stark	Former founding principal, chief executive officer and chief investment officer of Stark Investments (global alternative investment firm). Mr. Stark’s extensive executive level experience in the investment industry and financial markets led to our conclusion that he should serve as a director of the Company.(5)	70	2012

Katherine M. Gehl	President and chief executive officer of Gehl Foods, Inc. from September 2011 to March 2015, and director of Gehl Foods, Inc. from 2005 to September 2011. Ms. Gehl’s extensive executive-level experience in the food service and hospitality industries and board of directors experience led to our conclusion that she should serve as a director of the Company.	58	2015

Austin M. Ramirez	President and CEO of HUSCO International (global engineering and manufacturing company) since 2017, and White House Fellow on the National Economic Council in Washington D.C from 2016 to 2017. Mr. Ramirez’ extensive experience in executive leadership, board membership and community engagement led to our conclusion that he should serve as a director of the Company.(6)	46	2023

Thomas F. Kissinger	Our senior executive vice president, general counsel and secretary since August 2013. Prior thereto, he was our secretary and director of legal affairs from August 1993 until being promoted to general counsel and secretary in August 1995. He was promoted to vice president, general counsel and secretary in 2004. He also formerly served as our interim president of Marcus Hotels & Resorts. Mr. Kissinger’s experience with our Company since 1993 in various positions, including his current role as our senior executive vice president, general counsel and secretary, led to our conclusion that he should serve as a director of the Company.	64	2023

_____________________
(1)Gregory S. Marcus is the son of Stephen H. Marcus, our Chairman Emeritus. Stephen H. Marcus and Diane Marcus Gershowitz are siblings.
(2)Gregory S. Marcus and Diane Marcus Gershowitz may be deemed to share in the control of the Company as a result of their beneficial ownership of Common Shares and Class B Shares and the ownership of Common Shares and Class B Shares by members of their family, including Stephen H. Marcus. See “Stock Ownership of Management and Others.”
(3)Gregory S. Marcus and Thomas F. Kissinger are also officers of certain of our subsidiaries.
(4)Allan H. Selig is a director of Oil-Dri Corporation of America.
(5)Brian J. Stark is a director of Black Maple Capital Corporation.
(6)Austin M. Ramirez is a director of Old National Bancorp.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE BOARD’S NOMINEES. COMMON SHARES OR CLASS B SHARES REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” EACH OF THE BOARD’S NOMINEES.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of Directors
Based on a review by our board of directors of the direct and indirect relationships that each of the ten directors currently serving on the board of directors has with the Company, including the relationships between the Company and Selig Leasing Co., Inc. and Major League Baseball, the board of directors has determined that each of Messrs. Selig, Hoeksema, Milstein, Stark and Ramirez and Ms. Gehl are “independent directors” as defined by the rules of the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”).
Board Leadership Structure
Currently, Mr. Gregory S. Marcus serves as our chief executive officer and as our chairman of the board of directors. Mr. Stephen H. Marcus serves as our chairman emeritus. Our board of directors does not have a policy on whether or not the roles of chief executive officer and chairman of the board should be separate. Instead, our Corporate Governance Policy Guidelines provide that our board of directors has the authority to choose its chairman in any way it deems best for the Company and its shareholders at any given point in time. Since Mr. Stephen Marcus’ retirement as our chairman of the board of directors and Mr. Gregory Marcus’ appointment as chairman of the board of directors in 2023, our board of directors has determined that the current combination of these roles most appropriately suits our Company because of Mr. Gregory Marcus’ long history with our Company, including his current role as our chief executive officer, and his skills and experience within the industries in which we operate. Further, our board of directors believes that this combination of roles allows Mr. Gregory Marcus’ experience as our chief executive officer to assist the board of directors in implementing our strategic plan, creates streamlined accountability for our performance and benefits the board in its preparation and decision making. Our board of directors believes that there is no single board of directors leadership structure that would be most effective in all circumstances, and therefore retains the authority to modify this structure to best address our Company’s and our board of directors’ then current circumstances as and when appropriate. Additionally, our Corporate Governance Policy Guidelines provide that, if the chairman of the board of directors is an employee director or is otherwise not an independent director, then the Corporate Governance and Nominating Committee will recommend to the board of directors, and the board of directors will appoint, an independent director to serve as Lead Independent Director. Currently, Philip L. Milstein serves as our Lead Independent Director. The Lead Independent Director’s responsibilities include:
•calling and presiding over all meetings of the board of directors at which the chairman of the board of directors is not present, including executive sessions of independent directors, and communicating feedback on executive sessions to the chairman of the board of directors;
•providing input as necessary to the chairman of the board and secretary on preparation of agendas for board of directors meetings;
•facilitating the board of directors’ approval of the number and frequency of board of directors meetings, as well as the schedule of such meetings to ensure sufficient time for discussion of agenda items;
•serving as principal liaison between the independent directors and the chairman of the board of directors;
•ensuring that there is open communication between the independent directors, on the one hand, and the chairman of the board of directors and our management, on the other; and
•conferring with the chairman of the board of directors on other issues of corporate importance, as appropriate.
Our board of directors and, in particular, the Audit Committee are involved on an ongoing basis in the general oversight of our material identified enterprise-related risks. Each of our chief executive officer, chief financial officer and general counsel, with input as appropriate from other management members, report and provide relevant information directly to our board of directors or the Audit Committee on various types of identified material financial, reputational, legal, environmental, cyber and business risks to which we are or may be subject, as well as mitigation strategies for certain key identified material risks. These reports, information and strategies are then reviewed, approved and monitored on an ongoing basis by our board of directors and the Audit Committee. Our board of directors’ and Audit Committee’s roles in our risk oversight process have not affected our board of directors leadership structure.

Code of Conduct
The board of directors has adopted The Marcus Corporation Code of Conduct that applies to all of our directors, officers and employees. The Code of Conduct is available under the “Governance” section of our investor relations website, investors.marcuscorp.com. If you would like us to mail you a copy of our Code of Conduct, free of charge, please contact Thomas F. Kissinger, Senior Executive Vice President, General Counsel and Secretary, The Marcus Corporation, 111 E. Kilbourn Avenue, Suite 1200, Milwaukee, Wisconsin 53202-4125.
Committees of the Board of Directors
Our board of directors has an Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Finance Committee. Each committee operates under a written charter and the charters of our Audit, Compensation and Corporate Governance and Nominating Committees are available under the “Governance” section of our website, www.marcuscorp.com. Our board of directors and each committee also operate under our Corporate Governance Policy Guidelines, which are available under the “Corporate Governance and Nominating Committee” tab of the “Governance” section of our website. If you would like us to mail you a copy of our Corporate Governance Policy Guidelines or a committee charter, free of charge, please contact Mr. Kissinger at the above address.
Audit Committee.   Our board of directors has an Audit Committee whose principal functions are to: (1) appoint and establish the compensation for and oversee our independent auditors; (2) review annual audit plans with management and our independent auditors; (3) preapprove all audit and non-audit services provided by our independent auditors; (4) oversee management’s evaluation of the adequacy of our internal and business controls, disclosure controls and procedures, and risk assessment and management; (5) review areas of financial risk that could have a material adverse effect on our results of operations and financial condition with management and our independent auditors; (6) evaluate the independence of our independent auditors; (7) review, in consultation with management and our independent auditors, financial reporting and accounting practices of comparable companies that differ from our own; (8) receive, retain and address complaints (including employees’ confidential, anonymous submission of concerns) regarding financial disclosure and accounting and auditing matters; and (9) review and provide guidance regarding the Company’s risk management policies, including with respect to enterprise risks relating to cybersecurity, technology, privacy and data management. Our Audit Committee consists of Brian J. Stark (Chairman), Katherine M. Gehl and Timothy E. Hoeksema. Each member of our Audit Committee is an independent, non-employee director as defined by the rules of the NYSE and the SEC. In addition, the board of directors has determined that Messrs. Stark and Hoeksema and Ms. Gehl are each “audit committee financial experts,” as that term is defined by the rules and regulations of the SEC. The Audit Committee met four times during fiscal 2024. See “Audit Committee Report.”
Compensation Committee.   Our board of directors also has a Compensation Committee whose principal functions are to: (1) evaluate and establish the compensation, bonuses and benefits of our officers and other key employees and of the officers and other key employees of our subsidiaries; and (2) administer our executive compensation plans, programs and arrangements. See “Compensation Discussion and Analysis.” Our Compensation Committee consists of Allan H. Selig (Chairman), Philip L. Milstein and Brian J. Stark. Each member of our Compensation Committee is an independent, non-employee director as defined by the rules of the NYSE and the SEC. The Compensation Committee met three times during fiscal 2024. See “Compensation Discussion and Analysis.”
Corporate Governance and Nominating Committee.   Our board of directors also has a Corporate Governance and Nominating Committee whose principal functions are to: (1) develop and maintain our Corporate Governance Policy Guidelines; (2) develop and maintain our Code of Conduct; (3) oversee the interpretation and enforcement of our Code of Conduct; (4) receive and review matters brought to the committee’s attention pursuant to our Code of Conduct; (5) evaluate the performance of our board of directors, its committees and committee chairmen and our directors; and (6) recommend individuals to be elected to our board of directors. Our Corporate Governance and Nominating Committee consists of Philip L. Milstein (Chairman), Timothy E. Hoeksema and Katherine M. Gehl. Each member of our Corporate Governance and Nominating Committee is an independent, non-employee director as defined by the rules of the NYSE and the SEC. The Corporate Governance and Nominating Committee met twice during fiscal 2024.
The Corporate Governance and Nominating Committee performs evaluations of the board of directors as a whole, the non-management directors as a group, and each director individually. In addition, the Corporate Governance and Nominating Committee regularly assesses the appropriate size of our board of directors and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise or the board decides to increase the size of our board of directors, the Corporate Governance and Nominating Committee will identify prospective nominees, including those nominated by management, members of our board of directors and shareholders, and will evaluate such prospective nominees against the standards and qualifications set out in the Corporate

Governance and Nominating Committee Charter, including the individual’s range of experience, wisdom, integrity, ability to make independent analytical inquiries, business experience and acumen, understanding of our business and ability and willingness to devote adequate time to board and committee duties. While the Corporate Governance and Nominating Committee does not specifically have a formal policy relating to the consideration of diversity in its process to select and evaluate director nominees, our Corporate Governance Policy Guidelines provide that the board of directors shall be committed to a diversified membership. Accordingly, the Corporate Governance and Nominating Committee seeks to have our board of directors represent a variety of backgrounds and experience.
The Corporate Governance and Nominating Committee does not evaluate shareholder nominees differently from any other nominee. Pursuant to procedures set forth in our By-laws, the Corporate Governance and Nominating Committee will consider shareholder nominations for directors if we receive timely written notice, in proper form, of the intent to make a nomination at a meeting of shareholders. We did not receive any shareholder nominations for directors to be considered at the Meeting. To be timely for the 2026 Annual Meeting of Shareholders, any shareholder director nominations must be received by the date identified under the heading “Other Matters.” To be in proper form, the nomination must, among other things, include each nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating shareholder and each nominee, and information about the nominating shareholder and each nominee. These requirements are detailed in our By-laws, which are attached as an exhibit to our Current Report on Form 8-K, filed with the SEC on February 27, 2025, which is accessible at www.sec.gov. A copy of our By-laws will be provided upon written request to Mr. Kissinger at the above address.
Finance Committee.   Our board of directors also has a Finance Committee whose principal functions are to, upon the request of Company management, provide preliminary review, advice, direction, guidance and consultation with respect to potential transactions. Our Finance Committee consists of Gregory S. Marcus, Philip L. Milstein, Brian J. Stark and Allan H. Selig. The Finance Committee did not meet during fiscal 2024.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or Compensation Committee.
Board Meetings, Director Attendance, Executive Sessions and Presiding Director
Our board of directors met four times during fiscal 2024. Each of our directors, except Ms. Gehl, attended at least 75% of the aggregate of the number of board meetings and number of meetings of the committees on which he or she served during fiscal 2024. Our non-management directors meet periodically in executive sessions without management present. The Lead Independent Director serves as the chairman of all meetings of our non-management directors.
Directors are expected to attend our annual meeting of shareholders each year. At the 2024 annual meeting of shareholders, seven of our then-serving directors were in attendance.

Prohibition Against Insider Trading

We have adopted and maintain an insider trading policy, called The Marcus Corporation Insider Trading Policy, governing the purchase, sale and other dispositions of Company securities by the Company and our directors, officers and employees that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the listing standards of the New York Stock Exchange. The Marcus Corporation Insider Trading Policy prohibits our employees, including our NEOs, and directors from trading in our securities at times when they have material, non-public information about our Company’s affairs.

Environmental, Social and Governance
Our focus on “People Pleasing People” is at the heart of how we care for our guests, customers and employees. We recognize that prioritizing our responsibility to make a positive environmental and social impact across our business and the communities in which we operate is an integral part of our success. This section provides a brief overview of our corporate responsibility oversight and initiatives.
Environment
We are committed to being responsible stewards of our environmental resources in order to maintain and support the communities in which we operate.

Particular areas of focus and highlights are:
• Climate and Water Conservation: Our board and management strive to minimize the environmental impact of our operations and continue to review ways to enhance efficiency across our businesses.
•Limiting Waste: In both our theatre and hotel businesses, we are focused on reducing waste, including food-waste and the use of single-use items, and enhancing efforts to increase recycling and composting.
•Responsible Sourcing: We collaborate with suppliers to increase responsible sourcing of the products and services used in our businesses.
Social Impact
We recognize our success is dependent on our employees’ commitment to delivering quality service to our guests and customers. Therefore, our strategic priorities include continuing to develop a committed team dedicated to service and fostering a diverse and inclusive culture that prioritizes well-being and emphasizes development and growth for all employees.
Particular areas of focus and highlights are:
•Employee Retention and Satisfaction: We focus significant attention on attracting and retaining talented and experienced individuals to manage and support our operations, and our management team routinely reviews employee turnover rates at various levels of the organization. Management also reviews employee engagement and satisfaction surveys to monitor employee morale and receive feedback on a variety of issues. We pay our employees competitively and offer a broad range of company-paid benefits, which we believe are competitive with others in our industry.
•Culture and Ethics: We are committed to hiring, developing and supporting an equal opportunity workplace. Our management teams and all of our employees are expected to exhibit and promote honest, ethical and respectful conduct in the workplace. All of our employees must adhere to a Code of Conduct that sets standards for appropriate behavior and includes required annual training on preventing, identifying, reporting and stopping any type of unlawful discrimination.
•Giving Back: We strive to develop and maintain deep connections with the communities in which we operate and to contribute to making them stronger, healthier and happier places to live, work, and gather. We manage a range of charitable and volunteer programs in support of these communities, including providing on-air screen time and other resources to support the United Way, supporting various local arts and culture organizations such as United Performing Arts Fund, and supporting other community-focused organizations and educational institutions.
Governance
Our board and management are committed to ensuring our businesses are operated and governed in an ethical and responsible manner. As a company dedicated to “People Pleasing People,” we strive to ensure that our guests, customers and employees are valued and cared for. This commitment to all stakeholders drives all we do and how we work. We understand that this commitment means demonstrating integrity, communicating honestly and acting responsibly. Our Code of Conduct reflects these commitments and provides a framework for making ethical business decisions. As discussed above, our Corporate Governance and Nominating Committee is tasked with reviewing and ensuring compliance with our Code of Conduct and ensuring we have effective governance procedures in place.

Involvement in Certain Legal Proceedings
None of our officers or directors have, during the last ten years: (i) been convicted in or is currently subject to a pending criminal proceeding; (ii) been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to any federal or state securities or banking laws including, without limitation, in any way limiting involvement in any business activity, or finding any violation with respect to such law; nor (iii) has any bankruptcy petition been filed by or against the business of which such person was an executive officer or a general partner, whether at the time of the bankruptcy or for the two years prior thereto or been subject to any of the items set forth under Item 401(f) of Regulation S-K, other than Chad M. Paris, our Chief Financial Officer and Treasurer, who was formerly the Senior Vice President and Chief Financial Officer at Jason Industries, Inc. from August 2017 until April 2021. In June 2020, while Mr. Paris was acting as its Senior Vice President and Chief Financial Officer, Jason Industries, Inc. and certain of its subsidiaries each filed voluntary bankruptcy petitions in the United States

Bankruptcy Court for the Southern District of New York and, in August 2020, emerged pursuant to a prepackaged plan of reorganization.

Contacting the Board
Interested parties may contact our board of directors, a group of directors (including our non-management directors), or a specific director by sending a letter, regular or express mail, addressed to our board of directors or the specific director in care of Mr. Kissinger at the above address. Mr. Kissinger will promptly forward appropriate communications from interested parties to the board of directors or the applicable director.

STOCK OWNERSHIP OF MANAGEMENT AND OTHERS
The following table sets forth information as of the Record Date as to our Common Shares and Class B Shares beneficially owned by: (1) each of our directors and nominees for director; (2) each of our executive officers named in the Summary Compensation Table set forth below under “Compensation Discussion and Analysis;” (3) all such directors and executive officers as a group; and (4) all other persons or entities known by us to be the beneficial owner of more than 5% of either class of our outstanding capital stock. A row for Class B Share ownership is not included for individuals or entities who do not beneficially own any Class B Shares.

Name of Individual or Group/Class of Stock	Sole Voting and Investment Power(1)		Shared Voting and Investment Power(1)	Total Share Ownership and Percentage of Class(1)		Percentage of Aggregate Voting Power(1)
Directors and Named Executive Officers
Diane Marcus Gershowitz(2)
Common Shares	219,504	(3)	—	219,504	(3)
				*		22.5%
Class B Shares	1,924,676		182,351	2,107,027
				30.2%
Gregory S. Marcus
Common Shares	1,293,501	(4)(5)	75	1,293,576	(4)(5)
				5.2%		4.9%
Class B Shares	294,180		43,071	337,251
				4.8%
Allan H. Selig
Common Shares	67,438	(3)	—	67,438	(3)
				*		*
Timothy E. Hoeksema
Common Shares	52,679	(3)	15,002	67,681	(3)
				*		*
Philip L. Milstein
Common Shares	81,272	(3)(6)	—	81,272	(3)(6)
				*		*
Brian J. Stark
Common Shares	49,329	(3)	—	49,329	(3)
				*		*
Bruce J. Olson
Common Shares	30,635	(3)	4,478	35,113	(3)
				*		*
Katherine M. Gehl
Common Shares	42,629	(3)	—	42,629	(3)
				*		*
Austin M. Ramirez
Common Shares	12,188	(3)	—	12,188	(3)
				*		*
Thomas F. Kissinger
Common Shares	420,352	(4)(5)	—	420,352	(4)(5)
				1.7%		*
Chad M. Paris
Common Shares	70,060	(4)(5)	—	70,060	(4)(5)

Name of Individual or Group/Class of Stock	Sole Voting and Investment Power(1)		Shared Voting and Investment Power(1)	Total Share Ownership and Percentage of Class(1)		Percentage of Aggregate Voting Power(1)
Directors and Named Executive Officers
				*		*
Michael R. Evans
Common Shares	143,277	(4)(5)	—	143,277	(5)
				*		*
Mark A. Gramz
Common Shares	67,006	(4)(5)	—	67,006	(5)

All directors and executive officers as a group (13 persons)(2)	2,549,870	(7)	19,555	2,569,425	(7)
				10.4%		28.5%
Class B Shares	2,218,856		225,422	2,444,278
				35.0%
Other Five Percent Shareholders
Stephen H. Marcus(2)(8)
Common Shares	21,895		6,003	27,898
				*		46.1%
Class B Shares	4,215,192		52,070	4,352,984
				62.3%
BlackRock, Inc.(9)
Common Shares(10)	2,715,194		—	2,715,194
				11.0%		2.9%
Dimensional Fund Advisors LP(11)
Common Shares(12)	1,456,865		—	1,456,865
				5.9%		1.5%
The Vanguard Group(13)
Common Shares(14)	1,395,588		17,006	1,412,594
				5.7%		1.5%
_____________________

*    Less than 1%.
(1)The outstanding Class B Shares are convertible on a share-for-share basis into Common Shares at any time at the discretion of each holder. As a result, a holder of Class B Shares is deemed to beneficially own an equal number of Common Shares. However, to avoid overstatement of the aggregate beneficial ownership of both classes of our outstanding capital stock, the Common Shares listed in the table do not include Common Shares that may be acquired upon the conversion of outstanding Class B Shares. Similarly, the percentage of outstanding Common Shares beneficially owned is determined with respect to the total number of outstanding Common Shares, excluding Common Shares that may be issued upon conversion of outstanding Class B Shares. The total number of votes represented by outstanding Common Shares and Class B Shares as of the Record Date was 94,557,171, consisting of 24,711,331 votes represented by outstanding Common Shares and 69,845,840 votes represented by outstanding Class B Shares.
(2)The address of Diane Marcus Gershowitz and Stephen Marcus is c/o 111 E. Kilbourn Avenue, Suite 1200, Milwaukee, Wisconsin 53202-4125.
(3)Includes 9,226 Common Shares subject to acquisition by each of Diane Marcus Gershowitz, Allan H. Selig, Philip L. Milstein and Brian J. Stark, Katherine M. Gehl, Timothy E. Hoeksema and Bruce J. Olson and 2,455 Common

Shares subject to acquisition by Austin M. Ramirez, in each case, pursuant to the exercise of stock options held on the Record Date that were then vested or that will vest within 60 days thereafter.
(4)Includes 7,480, 393, 1,601, 5,055 and 950 Common Shares held for the respective accounts of Gregory S. Marcus, Chad M. Paris, Thomas F. Kissinger, Mark A. Gramz and Michael R. Evans in our Pension Plus Plan as of December 26, 2024. See “Compensation Discussion and Analysis — Other Benefits — Qualified Retirement Plan.”
(5)Includes 796,250, 248,300, 39,700, 122,623 and 41,865 Common Shares subject to acquisition by Gregory S. Marcus, Thomas F. Kissinger, Chad M. Paris, Michael R. Evans and Mark A. Gramz, respectively, pursuant to the exercise of stock options held on the Record Date that were then vested or that will vest within 60 days thereafter. See “Compensation Discussion and Analysis — Grants of Plan-Based Awards.”
(6)Excludes the following shares, as to which Mr. Milstein disclaims beneficial interest: (a) 10,244 Common Shares held by PLM Foundation, of which Mr. Milstein is co-trustee; (b) 2,000 Common Shares held by Mr. Milstein’s wife; (c) 8,100 Common Shares held by Mr. Milstein’s children; and (d) 124,111 Common Shares held by the SVM Foundation, of which Mr. Milstein is co-trustee.
(7)Includes 1,315,775 Common Shares subject to acquisition pursuant to the exercise of stock options held by our named executive officers and non-employee directors on the Record Date that were then vested or that will vest within 60 days thereafter. See “Compensation Discussion and Analysis — Grants of Plan-Based Awards” and “Compensation Discussion and Analysis — Non-Employee Director Compensation.”
(8)Other than share ownership percentage information, the information set forth is as of December 31, 2024, as reported by Mr. Stephen Marcus in the Schedule 13G/A filed with us and the SEC on February 14, 2025. Mr. Stephen Marcus has sole voting and dispositive power with respect to 21,895 shares of common stock and has sole voting power of 4,386,774 shares of our Class B Common Stock and sole dispositive power with respect to 33,488 shares of Class B Common Stock. Mr. Stephen Marcus has shared voting and dispositive power with respect to 6,003 shares of common stock and has shared voting power of 46,064 shares and shared dispositive power with respect to 4,451,420 shares of Class B Common Stock.
(9)The address of BlackRock, Inc. (“BlackRock”) is 50 Hudson Yards, New York, New York 10001.
(10)Other than share ownership percentage information, the information set forth is as of October 31, 2024, as reported by BlackRock in its Schedule 13G/A filed with us and the SEC on November 7, 2024. BlackRock has sole voting power with respect to 2,538,220 shares and sole dispositive power with respect to 2,715,194 shares.
(11)The address of Dimensional Fund Advisors LP (“DFA”) is Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(12)Other than share ownership percentage information, the information set forth is as of September 30, 2024, as reported by DFA in its Schedule 13G/A filed with us and the SEC on October 31, 2024. DFA has sole voting power with respect to 1,424,810 shares and sole dispositive power with respect to 1,456,865 shares.
(13)The address of The Vanguard Group (“Vanguard”) is 100 Vanguard Blvd, Malvern, PA 19355.
(14)Other than share ownership percentage information, the information set forth is as of September 30, 2024, as reported by Vanguard in its Schedule 13G/A filed with us and the SEC on February 13, 2024. Vanguard has sole voting power with respect to 0 shares and sole dispositive power with respect to 1,395,588 shares. Vangaurd has shared voting power with respect to 17,006 shares and shared dispositive power with respect to 37,261 shares.

COMPENSATION DISCUSSION AND ANALYSIS
This compensation discussion and analysis, or “CD&A,” provides information about our compensation philosophy, principles and processes for our chairman of the board and chief executive officer, our chief financial officer and our three other most highly compensated executive officers for fiscal 2024. We sometimes collectively refer to these executive officers in this CD&A as our “named executive officers.”
This CD&A is intended to provide you with a better understanding of why and how we make our executive compensation decisions and facilitate your reading of the information contained in the tables and descriptions that follow this discussion. This CD&A is organized as follows:
•Overview of Our Executive Compensation Philosophy.   In this section, we describe our executive compensation philosophy and the core principles underlying our executive compensation programs and decisions.
•Role of Our Compensation Committee.   This section describes the process and procedures that our Compensation Committee followed to arrive at its executive compensation decisions.
•Total Compensation.   In this section, we describe our named executive officers’ total compensation.
•Elements of Compensation.   This section includes a description of the types of compensation paid and payable to our named executive officers.
•Executive Stock Ownership.   This section describes the stock ownership of our named executive officers.
Overview of Our Executive Compensation Philosophy
Our executive compensation and benefit programs are designed to advance the following core compensation philosophies and principles:
•We strive to compensate our executives at competitive levels to ensure that we attract, retain and motivate our key management employees who we expect will contribute significantly to our long-term success and value creation.
•We link our executives’ compensation to the achievement of pre-established financial and individual performance goals that are focused on the creation of long-term shareholder value.
•Our executive compensation policies are designed to foster an ownership mentality and an entrepreneurial spirit in our management team. We try to do this by providing our executives with a substantial long-term incentive compensation component that helps to more closely align our management’s financial interests with those of our shareholders over an extended performance period, and that otherwise encourages our management team to take appropriate market-responsive risk-taking actions that will facilitate our long-term growth and success.
At our 2024 annual meeting of shareholders, our shareholders were asked to approve, by advisory vote, the compensation of our named executive officers during fiscal 2023 as disclosed in the proxy statement for our 2024 annual meeting. At our 2024 annual meeting, over 99% of the votes cast and over 97% of all shares entitled to vote at the meeting were voted in favor of the compensation of our named executive officers. In developing our executive compensation and benefit programs that were in effect for fiscal 2024, we considered our shareholders’ resounding approval of our executive compensation and benefit programs for fiscal 2023 at our 2024 annual meeting. As a result, and as we describe in this CD&A, we maintained during fiscal 2024 many of the same executive compensation and benefit programs that were overwhelmingly approved by our shareholders at our 2024 annual meeting.

Role of Our Compensation Committee
Our Compensation Committee, or “Committee,” attempts to ensure that our executive compensation and benefit programs are consistent with our core compensation philosophies and principles by:
•Analyzing aggregated composite survey and benchmark data from external compensation consultants about the compensation levels of similarly situated executives at equivalently-sized companies in various industry sectors.
•Reviewing on an annual basis the performance of our company and our named executive officers, with assistance and recommendations from our chief executive officer (other than with respect to himself), and determining their total direct compensation based on competitive levels as measured against our surveyed sectors, our company’s financial performance, each executive’s individual performance and other factors described below.
•Reviewing the performance and determining the total compensation earned by, or paid or awarded to, our chairman and chief executive officer independent of input from him.
•Maintaining the practice of holding executive sessions (without management present) at every meeting of our Committee.
•Taking into account the long-term interests of our shareholders in developing and implementing our executive compensation plans and in making our executive compensation decisions.
Our Compensation Committee annually engages the services of external compensation consultants, including Willis Towers Watson (WTW), to provide the Committee with survey and benchmarking compensation data on a position-by-position basis for each of our named executive officers. Specifically, WTW has provided our Committee with composite aggregated data from multiple compensation survey providers for base salary and total cash compensation (i.e., base salary and bonuses) for executives at other similarly sized organizations (based on annual revenue). Market data was provided at the 25th percentile, median and 75th percentile amounts applicable to the role for each compensation element. The Committee chose to utilize general industry data as industry-specific, size-adjusted data from multiple national survey providers for both the theatre and hotel business specifically. This approach provides a broad scope of applicable executive compensation data to consider. WTW has not provided, and our Compensation Committee has not received, reviewed or considered, the individual identities of the companies which comprised these benchmark organizations. In connection with our Committee’s long-term equity-based incentive award grants, WTW also provided our Committee with composite data regarding the value of competitive long-term incentive plans for executives receiving a similar base salary who work for organizations with revenues between $500 million to $1 billion. LTI market data at the 25th , median and 75th percentiles market LTI amounts are then reviewed.
Our Compensation Committee has the final authority to engage and terminate any compensation consultant and is responsible for periodically evaluating any compensation consultant that it engages. Our Compensation Committee also has the responsibility to consider the independence of any compensation consultant before engaging the consultant. Prior to each consultant’s appointment for fiscal 2024, our Compensation Committee reviewed the independence of such consultant and its individual representatives who serve as consultants to the Compensation Committee in light of SEC rules and NYSE listing standards regarding the independence of compensation committee members and the specific factors set forth therein and concluded that WTW’s work for the Compensation Committee does not raise any conflict of interest.
In addition to WTW’s work for our Compensation Committee, a different division of WTW provides us with actuarial services, pension plan and consulting services limited in scope to only our new disclosure regarding the Company’s pay of named executive officers compared to the Company’s performance. In fiscal 2024, we paid such division approximately $57,500 for such actuarial, pension plan and consulting services which, given the relative sizes of both our organizations, we believe to be a relatively immaterial amount. As a result, our Compensation Committee concluded that WTW’s provision of such actuarial, pension plan and consulting services does not raise any conflict of interest.
In February 2025, our Compensation Committee conducted a thorough risk assessment of our compensation policies and practices. Our Committee evaluated the levels of risk-taking that could be potentially encouraged by each of our material compensation arrangements, after taking into account any relevant risk-mitigation features. As a result of this review, our Committee concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking.
Total Compensation
The compensation paid to our named executive officers for fiscal 2024 consists of four main elements: (1) salary; (2) an annual incentive cash bonus; (3) a long-term incentive compensation award, which included an annual long-term performance cash award, an annual performance stock unit award and an annual restricted stock award; and (4) other benefits, including those made available under our employee benefit plans. The combination of these elements is intended to provide our named executive officers with fair and competitive compensation that rewards corporate and individual performance and helps attract, retain and motivate highly qualified individuals who contribute to our long-term success and value creation. Additionally, these compensation elements, particularly our annual incentive cash bonus and long-term incentive awards, tie the compensation of our executive officers to strong performance metrics and therefore foster a shareholder mentality and the continuation of our entrepreneurial spirit by aligning executive officers’ cash and equity incentives with sustained growth in long-term shareholder value and encouraging our executives to take appropriate market-responsive risk-taking actions that help create long-term shareholder value.
While the relative amounts of salaries and benefits provided to our named executive officers are intended to be set at competitive levels compared to our surveyed group of benchmarked sectors, we provide our executives with the opportunity to earn significant additional amounts through performance-based annual cash bonuses and long-term incentive compensation programs.
For fiscal 2024, the total cash compensation (i.e., salary and annual cash bonus) paid to our named executive officers generally fell between the 25th and 75th percentile of the total cash compensation amounts paid to executives holding equivalent positions at our surveyed group of benchmarked sectors. In establishing these relative levels of compensation, our Committee first established the relative level of each of our named executive officer’s base salary at between the 50th and 75th percentile of the salary paid to similarly situated executives at our surveyed group of benchmarked sectors. These decisions were based on the considerations discussed in more detail below under “Elements of Compensation — Base Salaries.” Then, our Committee established the relative level of each of our named executive officer’s targeted annual cash bonus award that, if earned, would result in our payment of total cash compensation amounts that would generally fall between the 50th and 75th percentile of the total cash compensation paid to similarly situated executives at our surveyed group of benchmarked sectors. These decisions were based on the considerations discussed in more detail below under “Elements of Compensation — Annual Cash Bonuses.” Our Committee subjectively believed that the targeted relative levels of total cash compensation to our named executive officers resulting from this process generally reflected the highly experienced nature of our senior executive team and was generally consistent with our historical corporate financial performance, the individual performance of our named executive officers and our prior shareholder return. Our Committee also believed that these total cash compensation levels were reasonable in their totality and supported our core compensation philosophies and principles. However, in establishing these relative compensation levels, our Committee did not specifically compare any of the criteria listed in the prior two sentences to our surveyed group of benchmarked sectors. For fiscal 2024, our Committee established the range of potential total cash compensation payable to our named executive officers at the same relative levels compared to updated recent information for our benchmarked sectors.
Mr. Gregory S. Marcus, as our chief executive officer and chairman, and Mark A. Gramz and Michael R. Evans, as our division presidents, had a higher percentage of their total compensation based on achieving incentive bonus targets, because our Committee believes that they had the most potential to impact our corporate financial performance. Our Committee believes that this emphasis and allocation most effectively links pay-for-performance.
Elements of Compensation
Base Salary
Our Compensation Committee, in consultation with our chief executive officer (other than with respect to decisions affecting himself), strives to establish competitive base salaries for our named executive officers set at between the 50th and 75th percentile of the salaries paid to similarly situated executives at our surveyed group of benchmarked sectors. Each executive officer’s salary is initially based on the level of his responsibilities, the relationship of such responsibilities to those of our other executive officers and his tenure at our company. We evaluate and adjust the base salaries of our named executive officers annually as of March 1 of each fiscal year. When evaluating and adjusting the salaries of our named executive officers (other than our chairman and chief executive officer), we consider the recommendations of our chief executive officer. In making his recommendations, our chief executive officer generally takes into account: (1) our corporate financial performance as a whole and on a divisional basis, when appropriate, for the most recent fiscal year compared to our historical and budgeted performance; (2) general economic conditions (including inflation) and the impact such conditions had on our operations and results; (3) each executive officer’s past, and anticipated future, contributions to our performance; (4) each executive officer’s compensation history with our company and the past levels of each element of total compensation; (5) how each executive officer’s salary compares to the range of salaries of similarly situated executives at our surveyed group of benchmarked companies; (6) new responsibilities, if any, recently delegated, or to be delegated, to such officer; and (7) the executive’s participation in significant corporate achievements during the prior fiscal year. Our Compensation Committee, while looking to our chief executive officer for his recommendations as to the salaries of our other named executive officers (other than with respect to himself), also engages in its own independent review and judgment concerning such base salary adjustments based on the foregoing factors. When evaluating and adjusting our chief executive officer’s salary, our Compensation Committee independently, and without input from our chief executive officer, considers the factors cited above, as well as his ability to inspire subordinates with the vision of our company, and makes decisions accordingly. The seven factors listed above are only generally, and not individually or separately, analyzed, assessed and weighted by our Committee in its determination of the amount of base salary of each individual named executive officer. Our Committee subjectively assesses these factors in the aggregate based on the recommendations of our chief executive officer for all named executive officers other than himself and, in the case of our chairman and chief executive officer, by our Committee on its own accord.
As a result of the process described above, for fiscal 2024, Chad M. Paris, Thomas F. Kissinger, Mark A. Gramz and Michael R. Evans received increases of 8.2%, 2.0%, 4.5% and 4.1%, respectively, in their base salaries; Gregory S. Marcus did not receive an increase in his annual base salary. In fiscal 2024, the base salaries paid to Messrs. Marcus, Paris, Kissinger, Gramz and Evans represented 13%, 37%, 21%, 37% and 35%, respectively, of their respective total compensation for fiscal 2024 as set forth below in the Summary Compensation Table. Based upon our analyzing similar factors earlier this calendar year, for fiscal 2025, Messrs. Marcus, Paris, Kissinger, Gramz and Evans received an increase in their annual base salary of 2.6%, 11.1%, 3.2%, 3.0% and 3.0%, respectively.
Annual Cash Bonuses
We establish targeted potential annual cash bonus awards at the beginning of each fiscal year pursuant to our variable incentive plan, which our Compensation Committee administers. Our variable incentive plan allows our Committee to select from a variety of appropriate financial metrics upon which to base the financial targets for achieving a corresponding annual incentive bonus. Under our variable incentive plan, our Committee may choose from one or more of the following financial metrics, either in absolute terms or in comparison to prior year performance or publicly available industry standards or indices: revenues; gross operating profit; operating income; pre-tax earnings; net earnings; earnings per share; earnings before interest, taxes, depreciation and amortization (“EBITDA”); economic profit; operating margins and statistics; financial return and leverage ratios; total shareholder return metrics; or a company-specific financial metric (such as Adjusted EBITDA, adjusted consolidated pre-tax income (“API”) or adjusted division pre-tax income (“ADI”)). Additional financial measures not specified in the variable incentive plan may be considered if our Committee determines that the specific measure contributes to achieving the primary goal of our incentive plan — sustained growth in long-term shareholder value. Our Committee retains the ability to consider whether an adjustment of the selected financial goals for any year is necessitated by exceptional circumstances. This ability is intended to be narrowly and infrequently used.
Targeted annual bonus awards under the variable incentive plan may be based on our relative achievement of the selected consolidated financial targets and/or divisional financial targets, as well as on discretionary individual performance measures that help enhance shareholder value as subjectively determined by our Compensation Committee. Our Committee also from time to time has granted special compensation awards to our named executive officers and other key employees to reward their integral involvement in significant corporate achievements or events. For fiscal 2024, our Committee granted a special compensation award of $25,000 to Mr. Paris in connection with the successful completion of our refinancing transactions.
Historically, at the beginning of each fiscal year, our Committee establishes applicable financial targets for such fiscal year for purposes of granting our named executive officers’ target incentive cash bonus opportunities for that fiscal year. For each selected applicable financial target, our Committee also establishes a threshold minimum level of financial performance and a maximum level of financial performance relative to such target. If our actual financial performance equals our targeted financial metric, then the portion of our incentive bonus payouts based on achieving that financial target will be equal to 100% of the targeted bonus amount. If we do not achieve the specified minimum threshold level of financial performance, then no incentive bonus payouts based on financial performance will be paid. If we equal or exceed the specified maximum level of financial performance, then we will pay out up to 281% of the targeted amount of the incentive bonuses based on the level that we exceed the selected financial performance metric. Financial performance between the threshold and target levels and between the target and maximum levels will result in a prorated portion of the financial-based bonus being paid.
Our Committee also retains the ability to consider whether an adjustment of the selected financial goals for any year is necessitated by exceptional circumstances. This ability is intended to be narrowly and infrequently used. We have historically established these financial targets for each fiscal year based on a consistent methodology that encourages growth over an average of prior years’ performance for our company and both of our divisions. We establish these targets with the belief that the level of achievability of the targets would likely be consistent with the relative level of achievement of our historical financial targets. Since the implementation of our incentive plan, we have achieved between 0%-218% of the applicable bonus based upon our consolidated financial targets and 0%-379% of the applicable bonus based upon our division financial targets.
Additionally, the Committee historically has established each named executive officer’s individual performance component of their fiscal year target incentive bonus opportunity as a fixed percentage of their base salary, which was generally intended to approximate 20% of the total target incentive bonus opportunity for our chief executive officer, 30% for our division presidents and 40% for all of our other named executive officers, although these percentages may vary from year to year. Individual performance measures have historically included such officer’s individual contributions and achievements during the fiscal year, particularly as such contributions and achievements relate to advancing our entrepreneurial spirit. If earned, our Committee believes that the combined financial and individual performance components of bonuses at the target levels would result in our payment of total direct compensation to our named executive officers that would generally fall between the 50th and 75th percentile of total direct compensation paid to similarly situated executives at our benchmarked sectors.
The Committee established target bonuses for fiscal 2024 under the terms of the variable incentive plan, using Adjusted EBITDA as the primary financial target. For purposes of determining the relative achievement of our financial targets, we define Adjusted EBITDA as operating income plus depreciation and amortization, impairment charges and share-based compensation and excluding gain or loss on disposition of property, equipment and other assets and any material unusual nonrecurring items. We established the Adjusted EBITDA targets for fiscal 2024 based upon a methodology that encourages continued growth. We also established these targets with the belief the level of achievability of the targets would likely be consistent with the relative level of achievement of our historical financial targets. In addition to Adjusted EBITDA, the financial component of the incentive bonus opportunity for Mr. Gramz also included three additional performance metrics: a contribution margin target, admissions revenue growth in comparison to North American box office growth, and attendance growth in comparison to industry attendance growth.
The targeted fiscal 2024 incentive bonus award for Mr. Marcus was based approximately 80% on achieving our fiscal 2024 consolidated Adjusted EBITDA target and approximately 20% on achieving his applicable individual performance measures for each fiscal year. The targeted fiscal 2024 incentive bonus amounts for Messrs. Paris and Kissinger were based approximately 60% on achieving our fiscal 2024 consolidated Adjusted EBITDA target and approximately 40% on achieving their applicable individual performance measures. For fiscal 2024, total targeted incentive bonus amounts for Messrs. Marcus, Paris and Kissinger were $639,830, $145,460 and $197,444, respectively. The fiscal 2024 incentive bonus financial component achievement for consolidated results were:

Name	2024 Financial Component Metric	2024 Financial Target	2024 Achievement	2024 Financial Component Payout
Messrs. Marcus, Paris, & Kissinger	Consolidated Adjusted EBITDA	$89.6 million	$102.4 million	110.0%

The targeted fiscal 2024 incentive bonus amounts for Messrs. Gramz and Evans were based approximately 70% on achieving our fiscal 2024 division financial component metrics (as shown below) and approximately 30% on achieving their applicable individual performance measures. For fiscal 2024, total targeted incentive bonus amounts for Messrs. Gramz and Evans were $185,017 and $243,799, respectively. The fiscal 2024 incentive bonus financial component achievement for divisional results were:

Name	2024 Financial Component Metric(s)	2024 Achievement	2024 Financial Component Payout
Mr. Gramz	Theatres Adjusted EBITDA (50%)	$78.1 million (Above Target)	108.0%
	Contribution Margin % (30%)	Below Target
	Admissions Revenue Growth vs. North America (10%)	Below Target
	Attendance Growth vs. North America (10%)	Above Target

Mr. Evans	Hotels & Resorts Adjusted EBITDA (100%)	$41.6 million (Above Target)	103.4%
Our Compensation Committee subjectively analyzed on a discretionary basis an executive officer’s relative achievement of other fiscal 2024 individual performance measures, including achievements relating to advancing entrepreneurial spirit, with respect to each individual executive officer based on the recommendations of our chief executive officer for all named executive officers other than himself and, in the case of our chief executive officer, by our Committee on its own accord. As a result, and because each named executive officer was determined to have successfully achieved each of his respective individual performance criterion, Messrs. Marcus, Paris, Kissinger, Gramz and Evans earned fiscal 2024 incentive bonus amounts of $690,000, $153,000, $208,000, $194,000 and $250,000, respectively.
The targeted fiscal 2025 incentive bonus award for Mr. Marcus is based approximately 80% on achieving our fiscal 2025 consolidated Adjusted EBITDA target and approximately 20% on achieving his individual performance measures. The targeted fiscal 2025 incentive bonus amounts for Messrs. Paris and Kissinger are based approximately 60% on achieving our fiscal 2025 consolidated Adjusted EBITDA target and approximately 40% on achieving their applicable individual performance measures. The targeted fiscal 2025 incentive bonus amounts for Messrs. Gramz and Evans are based approximately 70% on achieving our fiscal 2025 division financial component metrics (which are consistent with those shown above) and approximately 30% on achieving their applicable individual performance measures. As was the case for fiscal 2024, we established these Adjusted EBITDA targets for fiscal 2025 based on a consistent methodology that encourages growth over the prior year’s performance for our company and both of our divisions, and also considers our expectations for the performance of the industries that we operate in. Similarly, we established these targets with the belief that the level of achievability of the targets would likely be consistent with the relative level of achievement of our historical financial targets.
Long-Term Incentive Awards
We believe that long-term incentive awards support our core compensation philosophies and objectives because they encourage entrepreneurism and help our named executive officers to maintain a shareholder mentality in managing our businesses. We believe that using long-term incentive awards as an important component of our executive compensation package will further our goals of promoting continuity of management and increasing incentive and personal interest in our welfare by those employees who are primarily responsible for shaping or carrying out our long-range plans and securing our continued growth and financial success. Our Committee tries to target the relative size of our annual long-term incentive grants to place us at or above the median level of long-term grants provided by our benchmarked companies.
Prior to fiscal 2024, our long-term incentive plan for our senior executives included a mix of three compensation elements: stock options (typically expected to constitute approximately 30-40% of each annual long-term incentive award), performance cash (typically expected to constitute approximately 40-45% of each annual long-term incentive award) and restricted stock (typically expected to constitute approximately 20-30% of each annual long-term incentive award).
In fiscal 2024, the Committee, in consultation with our chief executive officer and WTW, reviewed the award types and mix of compensation elements and vesting terms of our long-term incentive plan awards in comparison to the benchmark companies. As a result of this review and beginning in fiscal 2024 and continuing for fiscal 2025, the long-term incentive plan awards for our senior executives now includes a mix of the following three compensation elements: long-term performance stock unit awards (typically expected to constitute approximately 20% of each annual long-term incentive award), long-term performance cash awards (typically expected to constitute approximately 40% of each annual long-term incentive award) and restricted stock (typically expected to constitute approximately 40% of each annual long-term incentive award). Following this change, approximately 60% of each annual long-term incentive award for our senior executives is performance-based. Beginning in fiscal 2024, all three compensation elements have a vesting schedule over three years as further described below.
Stock Options (2023 and prior)
In fiscal 2018 through fiscal 2023, stock options granted under the plan become exercisable 50% after two years, 75% after three years and 100% after four years of the date of grant. The options generally expire ten years from the date of grant as long as the optionee is still employed with the Company or meets eligible retirement requirements. Beginning in fiscal 2024, we no longer grant stock options to our named executive officers.
Performance Stock Units
Beginning in fiscal 2024, stock options were replaced with performance stock units in order to increase the plan’s emphasis on linking the total compensation of our named executive officers to the relative level of our operating performance over the longer term. For grants made in fiscal 2024 and fiscal 2025, performance stock unit awards granted as part of each such awards are eligible to be earned based on our achievement of performance goals expressed in terms of (i) earnings before interest, taxes, depreciation and amortization growth rate ranking relative to the Russell 2000 Index with respect to 25% of the total number of performance stock unit awards, and (ii) our average return on invested capital, or ROIC, ranking relative to the Russell 2000 Index with respect to 75% of the total number of performance stock unit awards. For grants awarded in fiscal 2024, our Committee determined these performance stock unit award performance goals will relate to the three-year performance period from fiscal 2024-2026. Under our long-term incentive plan, if our relative ROIC and/or Adjusted EBITDA growth rate over the three-year measurement period is equal to the 25th percentile of the respective Russell 2000 ROIC and/or Adjusted EBITDA growth rate over the measurement period, then the performance stock unit award amount for LTIP participants will be equal to 25% of the target award amount for such respective performance measure. If we achieve performance of either or both measures equal to the 50th percentile, then the award will be 100% of the target award amount for such respective performance measure. If we achieve performance of either or both measures equal to or above the 75th percentile, then the award will be 150% of the target award amount for such respective performance measure. For fiscal 2025, these grants were made contingent upon the shareholder approval of The Marcus Corporation Omnibus Incentive Plan, as discussed in Proposal 2 to this proxy statement.
Performance Cash
Our long-term incentive plan for our senior executives includes a performance cash component in order to increase the plan’s emphasis on linking the total compensation of our named executive officers to the relative level of our operating performance over the longer term. The performance cash component’s measurement period is five years for grants made in fiscal 2022 and fiscal 2023 for Messrs. Marcus, Kissinger and Evans. The performance cash component’s measurement period is three years for grants made in fiscal 2022 and four years for grants made in fiscal 2023 for Mr. Paris. The performance cash component’s measurement period is three years for grants made in fiscal 2023 for Mr. Gramz.
The performance cash component’s measurement period is three years for grants made in fiscal 2024 and fiscal 2025 for Messrs. Marcus, Paris, Kissinger, Gramz and Evans. The performance measures for the performance cash component are our average return on invested capital, or ROIC, during the relevant measurement periods, and our Adjusted EBITDA growth rate during the relevant measurement period, each of which is measured and calculated independently of each other, but with the relative achievement of our ROIC levels weighted 75% of the targeted total pay-out amount and our relative achievement of our Adjusted EBITDA growth rate weighted 25%. Under our cash performance plan, if our relative ROIC and/or Adjusted EBITDA growth rate over the relevant measurement period is equal to the 25th percentile of the respective Russell 2000 ROIC and/or Adjusted EBITDA growth rate over the measurement period, then the payment made to our named executive officers will be equal to 25% of the target pay-out amount for such respective performance measure. If we achieve performance of either or both measures equal to the 50th percentile, then the pay-out will be 100% of the target pay-out amount for such respective performance measure. If we achieve performance of either or both measures equal to the 75th percentile, then the pay-out will be 150% of the target pay-out amount for such respective performance measure. Performance achievements in between these percentiles will result in prorated pay-outs based on the foregoing pay-out ratios.
Restricted Stock
Our restricted stock grants in fiscal 2018 through fiscal 2023 have a vesting schedule of 50% after the second anniversary of grant and 100% after the fourth anniversary. Beginning in fiscal 2024, our restricted stock grants have a vesting schedule of 50% after the second anniversary of grant and 100% after the third anniversary.

2024 Grant Summary
Our Committee granted the following fiscal 2024 long-term incentive awards to our named executive officers based on benchmarking data provided to it by WTW, as well as the recommendations of our chief executive officer (other than with respect to himself).

Name	Total Dollar Value of Long-Term Incentive Award (100%)	Dollar Value/ Shares(1) of Performance Stock Unit Component (20%)			Dollar Value/ Shares(1) of Restricted Stock Component (40%)			Dollar Value of Performance Cash Component Target Award (40%)
Mr. Marcus	$3,337,852	$669,284	/	45,100	$1,338,568	/	90,200	$1,330,000
Mr. Paris	722,812	145,432	/	9,800	289,380	/	19,500	288,000
Mr. Kissinger	1,166,932	234,472	/	15,800	467,460	/	31,500	465,000
Mr. Gramz	607,064	121,688	/	8,200	243,376	/	16,400	242,000
Mr. Evans	789,880	158,788	/	10,700	316,092	/	21,300	315,000
_____________________
(1)Based on the closing sale price of $14.84 per share of our Common Shares on the February 22, 2024 restricted stock and performance stock unit grant date.

In addition to the annual grant of long-term incentive awards described above, in fiscal 2024, the Committee issued special long-term incentive grants of restricted stock awards to certain of our named executive officers in connection with the retention and considerable efforts of certain senior executives relative to our operation over the last several years during unique and trying circumstances. In connection with these awards, Messrs. Marcus, Paris, Kissinger and Evans received 192,300, 6,800, 57,100 and 8,500 shares of restricted stock, respectively, valued at $2,853,732, $100,912, $847,364 and $126,140, respectively. These special long-term incentive grants of restricted stock awards vest fully on the fourth anniversary of their grant, or upon retirement after the third anniversary of their grant.

2025 Grant Summary
Our Committee granted the following fiscal 2025 long-term incentive awards to our named executive officers based on benchmarking data provided to it by WTW, as well as the recommendations of our chief executive officer (other than with respect to himself).

Name	Total Dollar Value of Long-Term Incentive Award (100%)	Dollar Value/ Shares(1) of Performance Stock Units Component (20%)			Dollar Value/ Shares(1) of Restricted Stock Component (40%)			Dollar Value of Performance Cash Component Target Award (40%)
Mr. Marcus	$3,412,407	$682,469	/	31,220	$1,364,938	/	62,440	$1,365,000
Mr. Paris	800,045	160,015	/	7,320	320,030	/	14,640	320,000
Mr. Kissinger	1,200,069	240,023	/	10,980	480,046	/	21,960	480,000
Mr. Gramz	622,587	124,602	/	5,700	248,985	/	11,390	249,000
Mr. Evans	810,603	162,201	/	7,420	324,402	/	14,840	324,000
_____________________
(1)Based on the closing sale price of $21.86 per share of our Common Shares on the February 12, 2025 restricted stock and performance stock unit grant date.
We try to maintain our so-called “burn rate” of annual equity grants at around 1-2% of our fully-diluted outstanding Common Shares. In fiscal 2024 and fiscal 2025 to date, our total annual burn rate was approximately 2.1% and 0.9%, respectively, with approximately 1.7% and 0.7%, respectively, attributable to performance stock units and restricted stock granted to our named executive officers.
Other Benefits
Qualified Retirement Plan
Our 401k Retirement Savings Plan (formerly known as the Pension Plus Plan) is a profit-sharing plan with Code Section 401(k) features and covers all of our eligible employees and eligible employees of our subsidiaries, including our named executive officers, and uses a participating employee’s aggregate direct compensation as the basis for determining the employee and employer contributions that are allocated to the employee’s account. A participating employee may elect to make deposits of up to 60% of his or her annual compensation. The 401k Retirement Savings Plan provides an employer matching contribution equal to 100% of the first 3% of compensation and 50% of the next 2% of compensation deposited by an employee into the 401k Retirement Savings Plan. The employee’s deposits and employer matching contributions allocated to a participating employee’s account are fully vested upon deposit. Each participating employee has the right to direct the investment of the employee’s account in one or more of several available investment funds. The vested portion of a participating employee’s account balance becomes distributable only after the employee’s termination of employment or upon attainment of age 59 ½, although the employee has the right while employed to borrow a portion of such vested portion or make a withdrawal of the employee’s own deposits for certain hardship reasons that are prescribed by applicable federal law.
Nonqualified Deferred Compensation
Our Deferred Compensation Plan is a nonqualified defined contribution program whereby our eligible employees, including our named executive officers, may voluntarily make irrevocable elections to defer receipt of up to 100% of their annual cash compensation (i.e., salary and/or incentive bonus) on a pre-tax basis. The irrevocable election must be made prior to the start of any calendar year to which it applies and must specify both a benefit payment commencement date and a form of payment (i.e., lump sum or periodic installments). During each quarter of the deferral period, we apply to the deferred amount an earnings credit based on the prime interest rate of a designated national bank on the first day of the calendar quarter. The benefits payable under the Deferred Compensation Plan (i.e., the employee’s deferred amount plus his or her earnings credits) will be paid out of our general corporate assets as they become due (i.e., after the employee’s specified commencement date).
Our Retirement Income and Supplemental Retirement Plan, or our “Supplemental Plan,” is available to eligible employees with annual compensation in excess of a specified level ($155,000 and $160,000 for calendar years 2024 and 2025, respectively), including each of our named executive officers. The Supplemental Plan includes two components. The first component applies to certain participants (called “RIP Participants”) and provides nonqualified pension benefits consistent with those that the Supplemental Plan has historically provided. The second component applies to all other participants (called “SRP Participants”) and provides an account-based supplemental retirement benefit. All benefits payable under the Supplemental Plan are paid out of our general corporate assets as they become due after retirement or other termination.
A RIP Participant is an eligible employee who was a participant in the Supplemental Plan on December 31, 2008, and who met at least one of the following requirements on January 1, 2009: (1) the participant was age 50 or older; (2) the participant had 20 or more years of service; or (3) the participant was a member of the Corporate Executive Committee. Messrs. Marcus, Kissinger and Gramz are RIP Participants.
A RIP Participant in the Supplemental Plan is entitled to receive annual benefits substantially in accordance with the table set forth below, except that the amounts shown in the table do not reflect the applicable reductions for Social Security benefits and benefits funded by employer contributions that are payable under our other employee benefit plans. For a RIP Participant entitled to the highest level of Social Security benefits who retires at age 65 during calendar year 2024, the reduction in annual Supplemental Plan benefits would equal approximately $41,100.

	Estimated Annual Pension Plan Benefits for Representative Years of Service
Final Five-Year Average Compensation	15	20	25	30
$100,000	$25,000	$33,300	$41,667	$50,000
200,000	50,000	66,600	83,334	100,000
350,000	87,500	116,550	145,834	175,000
500,000	125,000	166,500	208,335	250,000
650,000	162,500	216,450	270,835	325,000
800,000	200,000	266,400	333,333	400,000
950,000	237,500	316,350	395,836	475,000
The Supplemental Plan provides annual benefits to RIP Participants (calculated on a straight life annuity basis assuming the benefits commence at age 65) based on a formula that takes into account the employee’s average total compensation for the five highest compensation years within the employee’s last ten compensation years and the employee’s years of service (up to a maximum of 30). In calculating employee compensation for purposes of determining contributions to the Supplemental Plan for RIP Participants, we use a participating employee’s total cash compensation (which, for the named executive officers, is comprised of the salary and bonus amounts listed in the “Summary Compensation Table” below), excluding long-term performance cash amounts. In addition to a reduction equal to 50% of Social Security benefits, the Supplemental Plan reduces its benefits for RIP Participants by the benefits attributable to the employer contributions received by the participating employee under our other employee benefit plans, such as the 401k Retirement Savings Plan and our former qualified pension plans.
A RIP Participant is entitled to benefits under the Supplemental Plan upon normal retirement on or after age 65, early retirement after age 60 with at least five years of service, disability retirement after at least five years of service and other termination of employment after at least five years of service. A graduated vesting schedule, which provides for 50% vesting after five years of service and an additional 10% for each year of service thereafter, applies in the case of termination of employment before completing ten years of service or qualifying for normal, early or disability retirement.
The SRP Participants in the Supplemental Plan as of December 31, 2008 had their nonqualified supplemental pension benefits converted into an account balance benefit. The opening account balance for each of these individuals equaled the present value of his or her vested accrued supplemental pension benefit calculated under the Supplemental Plan as if such participant terminated employment on December 31, 2008. Each new SRP Participant in the Supplemental Plan will have an account balance benefit with an opening balance of zero. Messrs. Paris and Evans are SRP Participants.
Each SRP Participant’s account is credited with an allocation as of the last day of each calendar year if (1) the participant is considered a highly compensated employee for such year (for 2024 and 2025, had annual compensation in excess of $155,000 and $160,000, respectively, during the prior year), and (2) the participant is employed by us on the last day of such year, or has terminated employment during such year as a result of death, total and permanent disability, or retirement on or after age 65 with five years of service.
Each SRP Participant’s annual allocation depends on his or her employment status as of the last day of the calendar year. A SRP Participant who is a member of our corporate executive committee (group one), or who is a senior vice president, vice president, senior corporate associate, hotel general manager or any other individual who is designated as eligible for the SRP (group two), receives an allocation equal to a percentage of such participant’s compensation depending on such participant’s number of points. Points are determined by combining a participant’s age (as of his or her most recent birthday) and years of service as of the last day of a calendar year. The participant’s compensation for this purpose is his or her total direct compensation, excluding long-term performance cash amounts, for the period. The allocation for each participant in group one or group two shall equal the percentage of compensation as forth in the following table:

Points	Group One Percentage of Compensation	Group Two Percentage of Compensation
<60	2.0%	1.00%
60 – 69	2.5%	1.25%
70 – 79	3.0%	1.50%
80+	3.5%	1.75%
All accounts are credited quarterly with simple interest at the reference rate declared by J.P. Morgan Chase Bank N.A.
Each SRP Participant is 100% vested in his or her account upon termination of employment due to death or retirement on or after age 65 with five years of service or upon the occurrence of a total and permanent disability. In all other cases, an SRP Participant is vested in accordance with a graduated vesting schedule which provides for 50% vesting after five years of service and an additional 10% for each year of service thereafter. Each SRP Participant was required prior to December 31, 2008, to irrevocably elect the benefit payment date (or commencement date) and a form of payment for his or her account. Each new SRP Participant is required to make this election within the first 30 days of his or her participation date. Thereafter, every five years (e.g., 2030, 2035, 2040), a participant may make a new irrevocable election to apply to the allocations made to his or her account in the subsequent five years. An SRP Participant’s vested account will be paid on the later of his or her separation from service or the age elected by him or her, which must not be earlier than age 60 or later than age 65, or upon a total and permanent disability. An SRP Participant may elect to have his or her vested account paid in a single lump sum payment or installment payments over a number of years selected by the participant (not more than 10). If no election is made, an SRP Participant’s vested account will be paid in the form of a lump sum at the participant’s attainment of age 65, or separation from service, if later.
Executive Long Term Disability Plan
Our Executive Long Term Disability Plan provides supplemental long term disability insurance coverage for certain of our senior employees, including our named executive officers. The long term disability benefits that we provide under our Executive Long Term Disability Plan are in addition to any long term disability benefits that we provide to our employees generally and are fully insured under one or more individual insurance policies that we issue to each participant in the Executive Long Term Disability Plan. We are the named fiduciary for benefit claims under our Executive Long Term Disability Plan, and we have the right to determine all claims and appeals relating to the benefits that we provide under our Executive Long Term Disability Plan.
Perquisites
While our named executive officers may from time to time use certain of our properties for personal reasons, we generally incur no, or in some cases only nominal, incremental costs associated with such usage. We encourage our executive officers to personally use our properties because we believe that it is very important for our executives to be intimately familiar with our properties, our service and product offerings, and our markets. We believe that such personal hands-on experiences help us to enhance our customer services and be better positioned to understand, manage and operate our businesses. We otherwise provide only nominal perquisites to our named executive officers. No perquisites that we provided in fiscal 2024 to any named executive officer, individually or in the aggregate, had an incremental cost to us of in excess of $10,000.

Executive Stock Ownership and Anti-Hedging Policy
We have not adopted any executive or director stock ownership guidelines, although, as of the Record Date, the Marcus family beneficially owned approximately 26.3% of our outstanding shares and comprised the largest shareholder group in our company. Our other currently-active named executives each beneficially own significant amounts of our Common Shares through direct stock ownership, restricted stock awards and stock option grants and performance stock units. As of the Record Date, Messrs. Paris, Kissinger, Gramz and Evans beneficially owned 70,060, 420,352, 67,006 and 143,277 shares, respectively. As a result, we believe that our senior management team’s financial interests are significantly and directly aligned with the economic interests of our shareholders without the necessity of imposing arbitrary stock ownership guidelines. We have adopted a policy prohibiting our directors, executive officers and substantial shareholders from trading in puts, calls and other derivative securities relating to our Common Shares. Our policy also prohibits our directors, executive officers and substantial shareholders from engaging in hedging or pledging transactions relating to our Common Shares. We believe that hedging against losses in our Common Shares breaks the alignment between our shareholders and our executives that the equity grants described in this CD&A are intended to build.

Timing of Equity Awards

We generally grant annual equity awards during the first quarter of our fiscal year, although timing may change from year to year. The Compensation Committee may also make grants mid-year from time to time for new hires, new promotions, or based on other business needs, in its discretion. The Compensation Committee does not take material nonpublic information into account when determining the timing and terms of equity-based awards, and we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.

Impact of Tax, Accounting and Dilution Considerations
Section 162(m) of the Code limits our tax deduction for compensation paid to certain covered employees, generally including our named executive officers, to $1 million per year per covered employee. However, our Compensation Committee reserves the right to provide compensation that is not fully tax-deductible under Section 162(m) to the extent it believes such compensation is necessary to continue to provide competitive arrangements intended to attract and retain, and provide appropriate incentives to, qualified officers and other key employees.
In addition to Section 162(m) deductibility considerations, our Compensation Committee carefully considers the accounting and financial reporting expenses associated with our grants of equity-based awards. We also consider the relative level of potential dilution to our shareholders resulting from such grants. As a result, we attempt to maintain an annual equity-based grant burn rate level of approximately 1-2% of our fully-diluted outstanding Common Shares.

Summary Compensation Table
Set forth below is information regarding the compensation earned by, paid or awarded to Gregory S. Marcus, our president and chief executive officer and chairman of the board, Chad M. Paris, our chief financial officer and treasurer, Thomas F. Kissinger, our senior executive vice president, general counsel and secretary, Mark A. Gramz, our president of Marcus Theatres and Michael R. Evans, our president of Marcus Hotels & Resorts, during fiscal 2024, fiscal 2023 and fiscal 2022. Messrs. Marcus, Paris, Kissinger, Gramz and Evans comprised our named executive officers for fiscal 2024.
The following table sets forth for our named executive officers the following information for each relevant fiscal year: (1) the dollar amount of base salary earned; (2) the grant date fair value of all long-term equity-based awards held by each named executive officer; (3) the dollar amount of cash bonuses earned under our incentive bonus plan; (4) the change in pension value and the dollar amount of above-market earnings on nonqualified deferred compensation; (5) the dollar amount of all other compensation; and (6) the dollar value of total compensation.

Name and Current Principal Position	Fiscal Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)	Total
Gregory S. Marcus Chairman of the Board, President and CEO	2024	$950,000	$—	$4,861,584	$—	$1,028,520	$220,473	$132,421	$7,192,998
	2023	950,000	—	674,356	1,364,616	1,101,524	658,888	35,211	4,784,595
	2022	942,360	—	601,965	1,179,520	770,430	6,414	18,605	3,519,294

Chad M. Paris CFO and Treasurer	2024	$443,423	$25,000	$535,724	$—	$153,000	$13,150	$42,719	$1,213,016
	2023	410,114	—	116,654	236,808	154,766	12,920	18,632	949,894
	2022	342,269	—	91,260	178,480	110,155	—	760	722,924

Thomas F. Kissinger Senior Executive Vice President, General Counsel and Secretary	2024	$579,288	$—	$1,549,296	$—	$320,840	$181,472	$72,919	$2,703,815
	2023	565,662	—	222,122	448,272	336,249	370,261	30,351	1,972,917
	2022	541,433	—	196,560	388,000	281,269	15,003	24,153	1,446,418

Mark A. Gramz(6) President of Marcus Theatres	2024	$461,154	$—	$365,064	$—	$194,000	$197,330	$43,703	$1,261,251
	2023	441,308	—	107,066	217,800	210,593	47,580	20,099	1,044,446
	2022	321,654	—	—	29,260	90,000	—	17,363	458,277

Michael R. Evans President of Marcus Hotels & Resorts	2024	$488,250	$—	$601,020	$—	$250,000	$16,060	$50,316	$1,405,646
	2023	468,346	—	137,428	277,200	236,491	24,660	22,678	1,166,803
	2022	445,193	—	121,095	250,800	507,853	13,000	18,764	1,356,705
(1)Reflects the aggregate grant date fair value of the restricted stock awards and performance stock units at target granted in February of each year, as well the special long-term incentive grants of restricted stock awards to certain of our named executive officers granted in February of 2024 (as further described in CD&A under “Long-Term Incentive Awards - 2024 Grant Summary”), as determined using the closing sale price of our Common Shares on each such date. The amount was computed in accordance with FASB ASC Topic 718.
(2)Reflects the grant date fair value of the options awarded as determined using the closing sale price of our Common Shares on such date. The amount was computed in accordance with FASB ASC Topic 718. The assumptions made in the valuations are discussed in Footnote 8 to our fiscal 2024 financial statements.
(3)Reflects cash bonuses earned in fiscal 2022, fiscal 2023 and fiscal 2024 under our incentive bonus plan in connection with our achievement of the specific performance targets described above in the CD&A under “Cash Bonuses.” Amounts also reflect cash awards earned under the performance cash component of our long-term incentive plan in connection with our achievement of the specific performance targets described above in the CD&A under “Long-Term Incentive Awards.”
(4)The numbers in this column reflect the sum of (a) the aggregate change in the actuarial present value of accumulated benefits under our Supplemental Plan from the plan measurement date used for financial statement reporting purposes with respect to the applicable fiscal year to the plan measurement date used for financial statement reporting purposes with respect to the applicable fiscal year, and (b) above-market earnings in our Deferred Compensation Plan. The change in the present value of accumulated benefits under our Supplemental Plan during fiscal 2024 was due to changes in pay levels and additional service, which offset an increase in the assumed discount rate used to calculate the actuarial present value. The change in the present value of accumulated benefits under our Supplemental Plan during fiscal 2023 was due to changes in pay levels and additional service and a decrease in the assumed discount rate used to calculate the actuarial present value. The change in the present value of Mr. Marcus’, Mr. Kissinger’s and Mr. Gramz’s benefits under the Supplemental Plan for fiscal 2022 were negative numbers ($1,674,000, $316,000 and $154,000, respectively), due primarily to an increase in the assumed discount rate used to calculate the actuarial present value. Consistent with the SEC’s disclosure requirements, we treated these numbers as zero for the purposes of this table.
(5)We paid $30,066, $5,343, $12,059, $8,195 and $10,360 in fiscal 2024 in premiums under our Executive Long Term Disability Plan on behalf of Messrs. Marcus, Paris, Kissinger, Gramz and Evans, respectively. We paid $9,448, $3,192, $8,162, $4,569 and $5,298 in fiscal 2023 in premiums under our Executive Long Term Disability Plan on behalf of Messrs. Marcus, Paris, Kissinger, Gramz and Evans, respectively. We paid $9,448, $8,162, $4,886 and $5,298 in fiscal 2022 in premiums under our Executive Long Term Disability Plan on behalf of Messrs. Marcus, Kissinger, Gramz and Evans, respectively.
(6)Mr. Gramz was promoted to president of Marcus Theatres on October 1, 2022.

Grants of Plan-Based Awards
Prior to fiscal 2025, we have maintained our 1995 Equity Incentive Plan, 2004 Equity and Incentive Awards Plan and our Long Term Incentive Plan, pursuant to which grants of restricted stock, restricted stock units, stock options, performance stock awards, performance stock units and performance cash awards may be made to our named executive officers, as well as other employees. As discussed in Proposal 2 to this proxy statement, we are now seeking shareholder approval for The Marcus Corporation 2025 Omnibus Incentive Plan. The following table sets forth information regarding all such incentive plan awards that were granted to our named executive officers in fiscal 2024. The amounts set forth below should not be added to amounts set forth in the Summary Compensation Table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: No. of Shares of Stock or Units(4)	All Other Option Awards: No. of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date(1)	Threshold	Target	Maximum	Threshold	Target	Maximum
Mr. Marcus	02/22/24	—	—	—	—	—	—	90,200	—	—	$1,338,568
	02/22/24	—	—	—	11,275	45,100	67,650	—	—	—	669,284
		$0	$1,969,830	$3,534,003	—	—	—	—	—	—	—
Mr. Paris	02/22/24	—	—	—	—	—	—	19,500	—	—	289,380
	02/22/24	—	—	—	2,450	9,800	14,700	—	—	—	145,432
		0	433,460	718,412	—	—	—	—	—	—	—
Mr. Kissinger	02/22/24	—	—	—	—	—	—	31,500	—	—	467,460
	02/22/24	—	—	—	3,950	15,800	23,700	—	—	—	234,472
		0	662,444	1,094,220	—	—	—	—	—	—	—
Mr. Gramz	02/22/24	—	—	—	—	—	—	16,400	—	—	243,376
	02/22/24	—	—	—	2,050	8,200	12,300	—	—	—	121,688
		0	427,017	764,719	—	—	—	—	—	—	—
Mr. Evans	02/22/24	—	—	—	—	—	—	21,300	—	—	316,092
	02/22/24	—	—	—	2,675	10,700	16,050	—	—	—	158,788
		0	558,799	1,158,296	—	—	—	—	—	—	—
_____________________
(1)Our equity award granting practices are described above in the CD&A.
(2)Reflects potential payouts under our annual incentive bonus plan and the performance cash component of our long-term incentive plan. For fiscal 2024, maximum awards were limited to approximately 197% – 281% of the named executive officer’s target award under our incentive bonus plan and 150% of the named executive officer’s target award under the performance cash component of our long-term incentive plan.
(3)On February 22, 2024, as part of the annual grant cycle, the Compensation Committee awarded Messrs. Marcus, Paris, Kissinger, Gramz and Evans an aggregate maximum of 134,400 hypothetical shares of Common Stock as performance stock units. See “Long-Term Incentive Awards” on page 18 for a discussion of the performance stock units.
(4)On February 22, 2024, as part of the annual grant cycle, the Compensation Committee awarded Messrs. Marcus, Paris, Kissinger, Gramz and Evans an aggregate 178,900 shares of restricted stock. See “Long-Term Incentive Awards” on page 19 for a discussion of restricted stock grants.
(5)The full grant date fair value of each equity award calculated in accordance with FASB ASC Topic 718.
The portion of the above amounts of non-equity incentive plan awards (i.e., long-term performance cash) and equity incentive plan awards (i.e., performance stock units) under our long-term incentive plan will be determined pursuant to our achievement of the specific three-year performance targets (fiscal 2024-2026) for Messrs. Marcus, Paris, Kissinger, Gramz and Evans, as described above in the CD&A. The number of our Common Shares subject to restricted stock awards granted to our named executive officers were also determined as described above in the CD&A.
Outstanding Equity Awards at Fiscal Year-End
The following table sets forth information on outstanding stock option and restricted stock awards held by our named executive officers at the end of fiscal 2024 on December 26, 2024, including the number of Common Shares underlying both exercisable and unexercisable portions of each stock option, as well as the exercise price and expiration date of each outstanding option.

	Option Awards						Stock Awards
Name	No. of Common Shares Underlying Unexercised Options (#Exercisable)	No. of Common Shares Underlying Unexercised Options (#Unexercisable)		Equity Incentive Plan Awards: No. of Common Shares Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	No. of Common Shares That Have Not Vested		Market Value of Common Shares That Have Not Vested(1)	Equity Incentive Plan Awards: No. of Unearned Common Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
Mr. Marcus	44,100	—		—	20.26	07/28/2025	—		—	—	—
	28,500	—		—	18.68	03/01/2026	—		—	—	—
	40,000	—		—	31.20	02/28/2027	—		—	—	—
	75,000	—		—	27.00	02/27/2028	—		—	—	—
	70,200	—		—	41.90	02/26/2029	—		—	—	—
	121,000	—		—	28.88	02/25/2030	—		—	—	—
	80,000	—		—	12.71	05/08/2030	—		—	—	—
	102,975	34,325	(2)	—	21.84	03/09/2031	—		—	—	—
	76,000	76,000	(3)	—	17.04	03/08/2032	—		—	—	—
	—	172,300	(4)	—	15.99	03/07/2033	—		—	—	—
	—	—		—	—	—	1,875	(5)	40,688	—	—
	—	—		—	—	—	788	(6)	17,100	—	—
	—	—		—	—	—	788	(6)	17,100	—	—
	—	—		—	—	—	14,600	(7)	316,820	—	—
	—	—		—	—	—	17,150	(8)	372,155	—	—
	—	—		—	—	—	42,200	(9)	915,740	—	—
	—	—		—	—	—	45,100	(10)	978,670	—	—
	—	—		—	—	—	90,200	(11)	1,957,340	—	—
	—	—		—	—	—	192,300	(12)	4,172,910	—	—

Mr. Paris	7,500	2,500	(13)	—	18.68	10/18/2031	—		—	—	—
	11,150	11,150	(14)	—	17.04	03/08/2032	—		—	—	—
	—	29,900	(15)	—	15.99	03/07/2033	—		—	—	—
	—	—		—	—	—	2,600	(16)	56,420	—	—
	—	—		—	—	—	7,300	(17)	158,410	—	—
	—	—		—	—	—	9,800	(18)	212,660	—	—
	—	—		—	—	—	19,500	(19)	423,150	—	—
	—	—		—	—	—	6,800	(20)	147,560	—	—

Mr. Kissinger	19,300	—		—	20.26	07/28/2025	—		—	—	—
	12,300	—		—	18.68	03/01/2026	—		—	—	—
	17,000	—		—	31.20	02/28/2027	—		—	—	—
	24,400	—		—	27.00	02/27/2028	—		—	—	—
	23,400	—		—	41.90	02/26/2029	—		—	—	—
	39,000	—		—	28.88	02/25/2030	—		—	—	—
	35,325	11,775	(21)	—	21.84	03/09/2031	—		—	—	—
	25,000	25,000	(22)	—	17.04	03/08/2032	—		—	—	—
	—	56,600	(23)	—	15.99	03/07/2023	—		—	—	—
	—	—		—	—	—	1,250	(24)	27,125	—	—
	—	—		—	—	—	464	(25)	10,069	—	—
	—	—		—	—	—	464	(25)	10,069	—	—
	—	—		—	—	—	5,000	(26)	108,500	—	—
	—	—		—	—	—	5,600	(27)	121,520	—	—

	Option Awards						Stock Awards
Name	No. of Common Shares Underlying Unexercised Options (#Exercisable)	No. of Common Shares Underlying Unexercised Options (#Unexercisable)		Equity Incentive Plan Awards: No. of Common Shares Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	No. of Common Shares That Have Not Vested		Market Value of Common Shares That Have Not Vested(1)	Equity Incentive Plan Awards: No. of Unearned Common Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
	—	—		—	—	—	13,900	(28)	301,630	—	—
	—	—		—	—	—	15,800	(29)	342,860	—	—
	—	—		—	—	—	31,500	(30)	683,550	—	—
	—	—		—	—	—	57,100	(31)	1,239,070	—	—

Mr. Gramz	3,500	—		—	20.26	07/28/2025	—		—	—	—
	2,040	—		—	18.68	03/01/2026	—		—	—	—
	3,500	—		—	31.20	02/28/2027	—		—	—	—
	3,500	—		—	27.00	02/27/2028	—		—	—	—
	3,500	—		—	41.90	02/26/2029	—		—	—	—
	3,500	—		—	28.88	02/25/2030	—		—	—	—
	1,750	—		—	12.71	05/08/2030	—		—	—	—
	3,150	1,050	(32)	—	21.84	03/09/2031	—		—	—	—
	1,750	1,750	(33)	—	17.04	03/08/2032	—		—	—	—
	—	27,500	(34)	—	15.99	3/07/2033	—		—	—	—
	—	—		—	—	—	6,700	(35)	145,390	—	—
	—	—		—	—	—	8,200	(36)	177,940	—	—
	—	—		—	—	—	16,400	(37)	355,880	—	—

Mr. Evans	32,506	—		—	31.11	1/8/2030	—		—	—	—
	7,117	—		—	28.88	2/25/2030	—		—	—	—
	20,000	—		—	12.71	5/8/2030	—		—	—	—
	17,250	5,750	(38)	—	21.84	03/09/2031	—		—	—	—
	15,000	15,000	(39)	—	17.04	03/08/2032	—		—	—	—
	—	35,000	(40)	—	15.99	03/07/2033	—		—	—	—
	—	—		—	—	—	2,450	(41)	53,165	—	—
	—	—		—	—	—	3,450	(42)	74,865	—	—
	—	—		—	—	—	8,600	(43)	186,620	—	—
	—	—		—	—	—	10,700	(44)	232,190	—	—
	—	—		—	—	—	21,300	(45)	462,210	—	—
	—	—		—	—	—	8,500	(46)	184,450	—	—
(1)Reflects the amount calculated by multiplying the number of unvested restricted shares by the closing price of our Common Stock as of December 26, 2024 of $21.70.
(2)34,325 options will vest on March 9, 2025.
(3)38,000 options will vest on each March 8, 2025 and March 8, 2026.
(4)86,150 options will vest on March 7, 2025 and 43,075 options will vest on each March 7, 2026 and March 7, 2027.
(5)1,875 shares of restricted stock will vest upon retirement, permanent disability or death.
(6)788 shares of restricted stock will vest upon retirement, permanent disability or death.
(7)14,600 shares of restricted stock will vest on February 25, 2025.
(8)17,150 shares of restricted stock will vest on February 23, 2026.
(9)21,100 shares of restricted stock will vest on each March 1, 2025 and March 1, 2027.
(10)The number of shares of Common Stock underlying the performance stock units granted on February 22, 2024. The reported numbers are based upon the achievement of target level of payment as the most probable outcome and were computed in accordance with FASB ASC Topic 718.
(11)45,100 shares of restricted stock will vest on each February 22, 2026 and February 22, 2027.
(12)192,300 shares of restricted stock vest fully on February 22, 2028, or upon retirement after the third anniversary of their grant.
(13)2,500 options will vest on October 18, 2025.
(14)5,750 options will vest on each March 8, 2025 and March 8, 2026.

(15)14,950 options will vest on March 7, 2025 and 7,475 options will vest on each March 7, 2026 and March 7, 2027.
(16)2,600 shares of restricted stock will vest on February 23, 2026.
(17)3,650 shares of restricted stock will vest on each of March 1, 2025 and March 1, 2027.
(18)The number of shares of Common Stock underlying the performance stock units granted on February 22, 2024. The reported numbers are based upon the achievement of target level of payment as the most probable outcome and were computed in accordance with FASB ASC Topic 718.
(19)9,750 shares of restricted stock will vest on each February 22, 2026 and February 22, 2027.
(20)6,800 shares of restricted stock vest fully on February 22, 2028, or upon retirement after the third anniversary of their grant.
(21)11,775 options will vest on March 9, 2025.
(22)12,500 options will vest on each March 8, 2025 and March 8, 2026.
(23)28,300 options will vest on March 7, 2025 and 14,150 options will vest on each March 7, 2026 and March 7, 2027.
(24)1,250 shares of restricted stock will vest upon retirement, permanent disability or death.
(25)464 shares of restricted stock will vest upon retirement, permanent disability or death.
(26)5,000 shares of restricted stock will vest on February 25, 2025.
(27)5,600 shares of restricted stock will vest on February 23, 2026.
(28)6,950 shares of restricted stock will vest on each March 1, 2025 and March 1, 2027.
(29)The number of shares of Common Stock underlying the performance stock units granted on February 22, 2024. The reported numbers are based upon the achievement of target level of payment as the most probable outcome and were computed in accordance with FASB ASC Topic 718.
(30)15,750 shares of restricted stock will vest on each February 22, 2026 and February 22, 2027.
(31)57,100 shares of restricted stock vest fully on February 22, 2028, or upon retirement after the third anniversary of their grant.
(32)1,050 options will vest on March 9, 2025.
(33)875 options will vest on each March 8, 2025 and March 8, 2026.
(34)13,750 options will vest on March 7, 2025 and 6,875 options will vest on each March 7, 2026 and March 7, 2027.
(35)3,350 shares of restricted stock will vest on each March 1, 2025 and March 1, 2027.
(36)The number of shares of Common Stock underlying the performance stock units granted on February 22, 2024. The reported numbers are based upon the achievement of target level of payment as the most probable outcome and were computed in accordance with FASB ASC Topic 718.
(37)8,200 shares of restricted stock will vest on each February 22, 2026 and February 22, 2027.
(38)5,750 options will vest on March 9, 2025.
(39)7,500 options will vest on each March 8, 2025 and March 8, 2026.
(40)17,500 options will vest on March 7, 2025 and 8,750 options will vest on each March 7, 2026 and March 7, 2027.
(41)2,450 shares of restricted stock will vest on February 25, 2025.
(42)3,450 shares of restricted stock will vest on February 23, 2026.
(43)4,300 shares of restricted stock will vest on each March 1, 2025 and March 1, 2027.
(44)The number of shares of Common Stock underlying the performance stock units granted on February 22, 2024. The reported numbers are based upon the achievement of target level of payment as the most probable outcome and were computed in accordance with FASB ASC Topic 718.
(45)10,650 shares of restricted stock will vest on each February 22, 2026 and February 22, 2027.
(46)8,500 shares of restricted stock vest fully on February 22, 2028, or upon retirement after the third anniversary of their grant.

Option Exercises and Restricted Stock Vested
The following table sets forth information regarding each exercise of stock options and vesting of restricted stock that occurred during fiscal 2024 for each of our named executive officers on an aggregated basis. The amounts set forth below should not be added to the amounts set forth in the Summary Compensation Table.

Name	Number of Shares Acquired on Option Exercise	Value Realized on Option Exercise(1)	Number of Shares Acquired on Vesting of Restricted Shares	Value Realized on Vesting of Restricted Shares(2)
Mr. Marcus	—	$—	25,650	$376,204
Mr. Paris	—	—	2,600	38,194
Mr. Kissinger	20,000	167,800	8,350	122,469
Mr. Gramz	—	—	—	—
Mr. Evans	—	—	4,784	70,169
_____________________
(1)Reflects the amount calculated by multiplying the number of shares received upon exercise of options by the difference between the closing price of our Common Shares on the exercise date and the exercise price of the exercised options, and, along with the “Number of Shares Acquired on Option Exercise,” has not been reduced to account for any shares withheld by the Company to satisfy the exercise price or tax liability incident to the exercise of stock options.
(2)Reflects the amount calculated by multiplying the number of vested restricted shares by the closing price of our Common Shares on the date the restricted shares vested.
Pension Benefits
The following table sets forth the actuarial present value of each named executive officer’s accumulated benefits under our Supplemental Plan as of the end of fiscal 2024 on December 26, 2024, assuming benefits are paid at normal retirement age based on current levels of compensation. The table also shows the number of years of credited service under each such plan, which are subject to a maximum of 30, and the estimated annual benefits payable under the Supplemental Plan at normal retirement age as of the end of fiscal 2024 on December 26, 2024. The amounts set forth below should not be added to the amounts set forth in the Summary Compensation Table.

Name	Supplemental Plan Participant Type	Number of Years Credited Service		Present Value of Accumulated Benefits	Payments During Last Fiscal Year	Estimated Annual Benefits Payable at Normal Retirement Age
Mr. Marcus	RIP Participant	30	(1)	7,053,000	—	729,000
Mr. Paris	SRP Participant	3		26,000	—	n/a
Mr. Kissinger	RIP Participant	30	(1)	3,323,070	—	275,000
Mr. Gramz	RIP Participant	30	(1)	1,417,000	—	132,000
Mr. Evans	SRP Participant	4		54,000	—	n/a
_____________________
(1)Messrs. Marcus, Kissinger and Gramz have been employed by us for 32, 31 and 53 years, respectively, but the number of years credited service under the Supplement Plan are subject to a maximum of 30.
Our Supplemental Plan benefits payable to Messrs. Marcus, Paris, Kissinger, Gramz and Evans are determined under the formula illustrated above in the CD&A. Covered compensation for purposes of the Supplemental Plan consists of salary, bonus and non-equity incentive compensation, but excluding long-term performance cash amounts.

Nonqualified Deferred Compensation—Annual Contribution
The following table sets forth annual executive and Company contributions under our Deferred Compensation Plan, as well as each named executive officer’s withdrawals, earnings and fiscal year end balances in those plans. The amounts set forth below should not be added to the amounts set forth in the Summary Compensation Table.

Name	Executive Contributions in Fiscal 2024(1)	Company Contributions in Fiscal 2024	Aggregate Earnings in Fiscal 2024(2)	Aggregate Withdrawals/ Distributions in Fiscal 2024	Aggregate Balance at December 26, 2024(3)
Mr. Marcus	$—	$—	$48,033	$—	$604,365
Mr. Paris	—	—	—	—	—
Mr. Kissinger	195,399	—	70,913	309,988	975,912
Mr. Gramz	—	—	—	—	—
Mr. Evans	—	—	—	—	—
_____________________
(1)All of the amounts reported in this column were also reported as compensation in the Summary Compensation Table.
(2)Certain amounts reported in this column were considered above-market earnings and therefore are reported as compensation in the Summary Compensation Table, including $18,693 for Mr. Gregory Marcus and $27,792 for Mr. Kissinger.
(3)The amounts reported in this column were previously reported as compensation in the Summary Compensation Table in prior years.
Disclosure Regarding Termination and Change in Control Provisions
Employment, Severance and Change in Control Agreements
We do not provide our executives with individual employment, severance or change-in-control agreements, other than the benefit plans otherwise described above in the CD&A and our standard policies generally applicable to all salaried employees. Generally, the vesting period for our stock option grants, restricted stock awards and performance cash awards will be accelerated upon normal retirement or death. Our Compensation Committee has discretion to accelerate the vesting of such grants and awards upon a potential future change-in-control of our company.
Pay Ratio
As required by Item 402(u) of SEC Regulation S-K, we are providing the following information about the ratio of the median annual total compensation of our employees and the annual total compensation of Gregory S. Marcus, our president and chief executive officer. For the year ended December 26, 2024:
•The annual total compensation of our median employee was reasonably estimated to be $12,762.
•The annual total compensation of Mr. Marcus was $7,192,998.
Based on this information, the ratio of the annual total compensation of our chief executive officer to the annual total compensation of our median employee is estimated to be 564 to 1.
We identified our median employee using a multi-step process. First, we examined the wages of all individuals employed by us on November 1, 2024 (other than Mr. Marcus), whether full-time, part-time or on a seasonal basis, to identify the median base wage of all our employees. We annualized wages and salaries for all permanent employees who were hired after December 28, 2023, as permitted by SEC rules. We selected the individual within such group whose total wage was at the median to serve as our median employee whose compensation is disclosed above. The median employee was identified as a part-time associate in one of our theatres.
To calculate our ratio, we divided Mr. Marcus’ annual total compensation by the annual total compensation of our median employee. We calculated the total compensation of the median employee according to the same rules we use to calculate the total compensation of our named executive officers in the Summary Compensation Table. To calculate Mr. Marcus’ annual total compensation, we used the amount reported in the “Total” column of our Summary Compensation Table for fiscal 2024.

Pay-Versus-Performance
The following table sets forth information regarding the compensation received by our Principle Executive Officer (PEO) and our named executive officers compared to compensation actually paid to such officers, as required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, and certain financial performance measures during the last five completed fiscal years.

Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers(3)	Average Compensation Actually Paid to Non-PEO Named Executive Officers(2)	Value of initial fixed $100 investment based on:		Net Earnings (Loss) Attributable to The Marcus Corporation	Adjusted EBITDA(5)
					Total Shareholder Return (4)	Peer Group Total Shareholder Return (4)
							(in thousands)	(in thousands)
2024	$7,192,998	$10,825,289	$1,645,932	$2,213,182	$69.80	$132.20	$(7,787)	$102,407
2023	4,784,595	3,836,963	1,270,937	1,103,044	46.34	70.60	14,794	108,723
2022	3,519,294	2,860,630	1,134,366	1,004,068	44.25	45.73	(11,972)	85,074
2021	3,834,147	4,721,255	1,585,182	1,762,217	55.41	72.00	(43,293)	35,080
2020	4,608,010	735,093	1,534,826	574,223	41.61	67.02	(124,843)	(71,574)
(1)The dollar amounts reported represent the amount of total compensation reported for Mr. Marcus, who served as our PEO in 2020, 2021, 2022, 2023 and 2024, for each corresponding fiscal year in the “Total” column of the Summary Compensation Table. Refer to “Summary Compensation Table” for more information.
(2)The dollar amounts reported represent the amount of “compensation actually paid” to our PEO and the average compensation actually paid to our non-PEO NEOs, as computed in accordance with Item 402(v) of Regulation S-K, in fiscal 2020, 2021, 2022, 2023 and 2024. The dollar amounts do not reflect the actual amount of compensation earned by or paid to our PEO or the average amount paid to our non-PEO NEOs during the applicable fiscal year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to our PEO’s and average non-PEO NEOs’ total compensation for each fiscal year to determine the compensation actually paid:

	PEO
	2020	2021	2022	2023	2024
Summary Compensation Table Total	$4,608,010	$3,834,147	$3,519,294	$4,784,595	$7,192,998
Deductions(a)
Deduction for amounts reported in the "Stock Awards" column in the Summary Compensation Table	(534,310)	(905,466)	(601,965)	(674,356)	(4,861,584)
Deduction for amounts reported in the "Option Awards" column in the Summary Compensation Table	(1,200,700)	(1,320,826)	(1,179,520)	(1,364,616)	—
Reduction for values reported in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column in the Summary Compensation Table	(1,917,912)	(5,490)	(6,414)	(658,888)	(220,473)
Equity - Change in Fair Value (Increases/Deductions)(b)
Year-end fair value of current year equity awards	1,076,480	1,763,988	1,419,015	1,710,577	7,108,920
Year-over-year change in fair value of outstanding and unvested equity awards	(1,260,390)	725,441	(635,785)	(75,435)	1,682,027
Year-over-year change in fair value of equity awards granted in prior years that vested in the year	(389,085)	211,461	(50,995)	115,086	(76,599)
Increase for service cost and prior service cost for pension plans	353,000	418,000	397,000	—	—
Compensation Actually Paid	$735,093	$4,721,255	$2,860,630	$3,836,963	$10,825,289

	Average for Non-PEO NEOs
	2020	2021	2022	2023	2024
Summary Compensation Table Total	$1,534,826	$1,585,182	$1,134,366	$1,270,937	$1,645,932
Deductions(a)
Deduction for amounts reported in the "Stock Awards" column in the Summary Compensation Table	(161,865)	(282,217)	(125,658)	(116,654)	(762,776)
Deduction for amounts reported in the "Option Awards" column in the Summary Compensation Table	(286,635)	(357,864)	(206,416)	(236,016)	—
Reduction for values reported in the "Change in Pension Value and Nonqualified Deferred Compensation Earnings" column in the Summary Compensation Table	(356,528)	(42,487)	(4,667)	(135,048)	(102,003)
Equity - Change in Fair Value (Increases/Deductions)(b)
Year-end fair value of current year equity awards	257,054	511,428	264,822	295,871	1,106,158
Year-over-year change in fair value of outstanding and unvested equity awards	(384,947)	184,654	(99,092)	(10,188)	327,637
Year-over-year change in fair value of equity awards granted in prior years that vested in the year	(121,755)	61,297	(39,743)	11,772	(10,935)
Increase for service cost and prior service cost for pension plans	94,072	102,223	80,456	22,370	9,169
Compensation Actually Paid	$574,223	$1,762,217	$1,004,068	$1,103,044	$2,213,182
(a)The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable fiscal year.
(b)The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant.
(3)The dollar amount reported represents the average of the amount of total compensation reported for our company’s NEOs as a group, excluding our PEO, in the “Total” column of the Summary Compensation Table. The NEOs included for purposes of calculating the average amounts in each applicable fiscal year are as follows; (a) for 2020 and 2021, Stephen H. Marcus, Douglas A. Neis, Thomas F. Kissinger and Rolando B. Rodriguez; (b) for 2022, Stephen H. Marcus, Chad M. Paris, Thomas F. Kissinger, Douglas A. Neis and Rolando B. Rodriguez; (c) for 2023, Stephen H. Marcus, Chad M. Paris, Thomas F. Kissinger, Mark A. Gramz and Michael R. Evans; and (d) for 2024, Chad M. Paris, Thomas F. Kissinger, Mark A. Gramz and Michael R. Evans. Mr. Neis retired from his position as Executive Vice President and Chief Financial Officer and Mr. Paris was appointed Chief Financial Officer and Treasurer effective May 15, 2022. Mr. Rodriguez retired from his position as Executive Vice President, Chairman, President and Chief Executive Officer of Marcus Theatres and Mr. Gramz was appointed President of Marcus Theatres effective October 1, 2022. Mr. Stephen H. Marcus retired from his position as Chairman effective May 23, 2023. Messrs. Gramz and Evans were appointed executive officers on May 31, 2023.
(4)Total Shareholder Return (“TSR”) is determined based on the value of an initial fixed investment of $100 and that all distributions or dividends were reinvested on a quarterly basis. The Composite Peer Group is comprised of the Dow Jones U.S. Hotels Index (weighted 35%) and Cinemark Holdings, Inc. (weighted 65%).

(5)Adjusted EBITDA is a non-GAAP measure used by management and our board of directors to assess our financial performance and enterprise value. We define Adjusted EBITDA as net earnings (loss) attributable to The Marcus Corporation before investment income or loss, interest expense, other expense, gain or loss on disposition of property, equipment and other assets, equity earnings or losses from unconsolidated joint ventures, net earnings or losses attributable to noncontrolling interests, income taxes and depreciation and amortization, adjusted to eliminate the impact of certain items that we do not consider indicative of our core operating performance. The following table sets forth our reconciliation of Adjusted EBITDA (in millions):

	2020	2021	2022	2023	2024
Net income (loss) attributable to The Marcus Corporation	$(124.8)	$(43.3)	$(12.0)	$14.8	$(7.8)
Add (deduct):
Investment income	(0.6)	(0.6)	—	(2.4)	(2.2)
Interest expense	16.3	18.7	15.3	12.7	11.0
Other expense (income)	1.0	2.5	2.1	1.8	1.5
(Gain) loss on disposition of property, equipment and other assets	(0.9)	(3.2)	(1.1)	—	0.4
Gain on sale of hotel	—	—	(6.3)	—	—
Equity losses from unconsolidated joint ventures, net	1.5	0.1	0.1	0.1	0.6
Net earnings attributable to noncontrolling interests	—	—	2.9	—	—
Income tax expense (benefit)	(70.9)	(15.7)	7.1	6.9	(2.4)
Depreciation and amortization	75.1	72.1	67.1	67.3	68.0
Share-based compensation expenses(a)	4.4	9.3	8.2	6.4	8.2
Property closure/reopening expenses(a)	11.5	—	—	—	—
Impairment charges(a)	24.7	5.8	1.5	1.1	6.8
Theatre exit costs(a)	—	—	—	—	0.1
Government grants and federal tax credits(a)	(7.0)	(10.7)	—	—	—
Insured losses (recoveries)(a)	(1.8)	—	—	—	0.2
Debt conversion expense(a)	—	—	—	—	15.5
Other non-recurring(a)	—	—	—	—	2.5
Adjusted EBITDA	$(71.6)	$35.1	$85.1	$108.7	$102.4
(a) See “Adjusted EBITDA” in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the fiscal 2024 Form 10-K for further discussion of reconciling items.

As noted above, the Committee believes in a holistic evaluation of the NEOs’ and the Company’s performance and uses a mix of performance measures throughout our annual and long-term incentive programs to align executive pay with Company performance. As required by SEC rules, the financial performance measures identified as the most important for NEOs’ 2024 compensation decisions are listed in the table below, each of which is described in more detail in the CD&A under the sections “Annual Cash Bonuses” and “Long-Term Incentive Awards”.

Most Important Financial Performance Measures Used to Link Compensation Paid to Company Performance
Adjusted EBITDA
Return on Invested Capital (“ROIC”)
Adjusted Pretax Income (“API”)
Adjusted Division Income (“ADI”)

The following graph compares the compensation actually paid to our PEO, the average of the compensation actually paid to our remaining Non-PEO NEOs and the TSR performance of our common stock with the TSR performance of the Composite Peer Group. The TSR amounts in the graph assume that $100 was invested beginning on December 26, 2019 and that all distributions or dividends were reinvested on a quarterly basis. The graph below shows the relationship between compensation actually paid and total shareholder return for The Marcus Corporation and the Composite Peer Group.

The following graph compares the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs with net earnings (loss) attributable to The Marcus Corporation and Adjusted EBITDA, the most important financial metric for connecting the Company’s financial performance and compensation.

Non-Employee Director Compensation
The following table sets forth information regarding the compensation received by each of our non-employee directors during fiscal 2024. Our other directors are named executive officers and receive no compensation for their services as directors and are therefore omitted from the table.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Restricted Stock Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Diane Marcus Gershowitz	$50,500	$23,005	$64,145	$—	$—	$1,883	$139,533
Allan H. Selig(3)	54,250	23,005	64,145	—	—	1,883	143,283
Timothy E. Hoeksema	62,000	23,005	64,145	—	—	1,883	151,033
Philip L. Milstein	62,250	23,005	64,145	—	—	1,883	151,283
Brian J. Stark	65,750	23,005	64,145	—	—	1,883	154,783
Bruce J. Olson	50,500	23,005	64,145	—	—	1,883	139,533
Katherine M. Gehl	60,000	23,005	64,145	—	—	1,883	149,033
Austin M. Ramirez	52,250	23,005	64,145	—	—	872	140,272
_____________________
(1)The dollar amount is equal to the number of shares issued multiplied by the closing sale price of our Common Shares on May 23, 2024, the date the shares were issued.
(2)Reflects the grant date fair value of the restricted stock awarded as determined using the closing sale price of our Common Shares on such date. The amount was computed in accordance with FASB ASC Topic 718.
(3)Fees paid in cash includes a reduction of $2,250 for which Mr. Selig was overpaid in fiscal 2023.

Pursuant to our non-employee director compensation plan, the compensation of our non-employee directors during 2024 is as follows:

1.an annual cash retainer of $60,000, paid in four equal installments each quarter for services rendered during the quarter, beginning with the second quarter of fiscal 2024 (prior to the second quarter of fiscal 2024, directors received a board meeting attendance fee of $5,500), and our Lead Independent Director received an additional annual cash retainer of $2,500;
2.a cash fee of $1,750 for each board committee meeting (or $2,000 per committee meeting if that person served as the committee’s chairperson), except that each member of the Audit Committee is to receive $2,000 per committee meeting, and the chairman of the Audit Committee is to receive $2,500 per committee meeting;
3.a yearly annual meeting stock grant retainer of Common Shares valued at $25,000, with the number of shares being determined by dividing $25,000 by the volume-weighted average price for the 20 trading days preceding the date of the grant; and
4.a restricted stock grant of Common Shares valued at $65,000, with the number of shares being determined by dividing $65,000 by the volume-weighted average price for the 20 trading days preceding the date of the grant and that vest at the earlier of (a) 100% upon the director’s eligibility for normal retirement (as determined by the Compensation Committee) from the board of directors or upon death or (b) 50% upon the second anniversary of the grant date if the individual is then still serving as a director and the remaining 50% upon the fourth anniversary of the grant date if the individual is then still serving as a director. The grand date is typically on or around the last day of our fiscal year.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the above CD&A with management and, based on such review and discussion, has recommended to the board of directors that the CD&A be included in this proxy statement.

By the Compensation Committee:

Allan H. Selig, Chairman Philip L. Milstein Brian J. Stark

AUDIT COMMITTEE REPORT
To the Board of Directors of The Marcus Corporation:
Each of the undersigned Audit Committee members: (1) served on the Audit Committee during fiscal 2024; and (2) is an independent, non-employee director as defined by the rules of the NYSE and the SEC. In addition, Timothy E. Hoeksema, Brian J. Stark and Katherine M. Gehl are each “audit committee financial experts,” as defined by the SEC. Our Audit Committee has a written charter, which is available on the Company’s website at investors.marcuscorp.com.
Our Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. Our management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we are not accountants or auditors by profession or experts in the fields of accounting or auditing. Our discussions with management and Deloitte & Touche LLP do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that Deloitte & Touche LLP is in fact “independent.”
Our Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended December 26, 2024 with management and has discussed with Deloitte & Touche LLP its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and other matters required to be discussed by AS 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), and Rule 2-07 of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended. Deloitte & Touche LLP has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP its independence from management and the Company and considered the compatibility of Deloitte & Touche LLP’s provision of non-audit services with its independence.
Our Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for its audit. We met with Deloitte & Touche LLP, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, our Audit Committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-K at and for the fiscal year ended December 26, 2024 for filing with the SEC.
This report and the information herein do not constitute soliciting material and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing by or of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

By the Audit Committee:

Brian J. Stark, Chairman Katherine M. Gehl Timothy E. Hoeksema

PROPOSAL 2 — APPROVAL OF
MARCUS CORPORATION OMNIBUS INCENTIVE PLAN
The board of directors of the Company has adopted The Marcus Corporation 2025 Omnibus Incentive Plan (the “Plan), subject to approval by the holders of Common Shares at the 2025 annual meeting of shareholders. If approved by shareholders, the Plan will allow for the granting of equity and cash incentive awards to eligible individuals, including the issuance of up to 2,000,000 Common Shares pursuant to awards under the Plan. As described below under “New Plan Benefits,” the 2,000,000 Common Shares will include a total of 135,038 Common Shares to be reserved for settlement of awards made in February 2025, all of which are contingent upon shareholder approval of this Proposal 2 at the 2025 annual meeting of shareholders (the “Contingent Awards”).
Awards under the Plan are intended to support the creation of long-term value and business returns for the Company’s shareholders. The Company believes that the Plan strikes an appropriate balance between rewarding performance and limiting shareholder dilution, while providing the Company with the flexibility to meet changing compensation needs.
Effect of Proposal on 2004 Equity and Incentive Awards Plan
The Plan is intended to replace the currently effective 2004 Equity and Incentive Awards Plan (the “Prior Plan”). If the Company’s shareholders approve the Plan, then the Prior Plan will terminate on the date of such shareholder approval. No new awards may be granted under the Prior Plan after its termination date, but the Prior Plan will continue to govern awards outstanding as of the date it is terminated and the outstanding awards will continue in force and effect until vested, exercised or forfeited pursuant to their terms. If shareholders do not approve the Plan, then the Prior Plan will remain in effect in accordance with its terms subject to the expiration date of the Prior Plan. However, there will be insufficient shares available under the Prior Plan to make annual awards or provide grants to new hires in the coming years. In this event, the Compensation Committee of the Board of Directors would be required to revise its compensation philosophy and devise other programs to attract, retain and compensate its management employees.
Determining the Number of Shares Under the Plan
To determine the number of Common Shares to be authorized under the Plan, the Compensation Committee, its independent compensation consultant and our Board considered the needs of the Company for shares, based on the current and expected future equity grant mix, and the potential dilution that awarding the requested shares may cause to existing shareholders. The Compensation Committee and Board considered a number of factors, including the Company’s recent and potential future burn rate.
The Compensation Committee recommended to the Board that 2,000,000 shares, minus one share for every one share subject to an award granted under the Prior Plan after February 15, 2025 and prior to the Plan’s effective date, be authorized under the Plan. If the Plan is approved, no further grants will be made under the Prior Plan and any shares reserved under the Prior Plan for future grants would no longer be available for future grants as of the effective date of the Plan.
The following table shows certain information about the Prior Plan (the only equity plan under which we can currently grant equity awards), including outstanding awards, as of February 15, 2025:

Number of shares that were authorized and are available for future grant under the Prior Plan	27,690
Number of time-based restricted stock units outstanding	46,949
Number of performance stock units (at target) outstanding	138,801
Number of shares of restricted stock outstanding	787,820
Number of stock options outstanding	2,881,370
Total outstanding	3,854,940
As of effective date of the Plan, the 2,000,0000 shares reserved for issuance under the Plan will be reduced by the number of shares granted under the Prior Plan after February 15, 2025 and prior to the effective date of the Plan. For clarity, outstanding restricted stock awards are included in our total Common Shares outstanding so do not represent future dilution for holders of our Common Shares.
In setting and recommending to shareholders the number of shares to authorize under the Plan, our Board considered the historical number of equity awards granted under the Prior Plan, as well as the company’s three-year average burn rate for the preceding three fiscal years as follows:

Fiscal Year	Stock Options Granted (A)	Full-Value Time-Vested Awards Granted (RSUs) (B)	Full-Value Performance Stock Units Vested (PSUs) (C)	Restricted Stock Vested (D)	Total (A):(D)	Basic Weighted Average Shares of Common Stock Outstanding	Burn Rate
2024	0	51,505	0	47,333	98,838	24,893,801	0.4%
2023	525,345	0	0	80,975	606,320	24,576,646	2.5%
2022	500,881	0	0	242,317	743,198	24,376,318	3.0%
3 Year Average	342,075	17,168	0	123,542	482,785	24,615,588	2.0%
The number of full-value performance stock units granted in the past three fiscal years is 143,305 in 2024, 0 in 2023 and in 2022.
The Company’s restated articles of incorporation authorize the issuance of 50,000,000 Common Shares and 33,000,00 shares of Class B Common Stock. There were 24,711,331 Common Shares issued and outstanding as of March 5, 2025 (the “Record Date”), and the market value of a Common Share as of that date was $16.94.
Because this proposal to approve the Plan does not contemplate the amount or timing of specific equity awards in the future, it is not possible to calculate with certainty the number of years of awards that will be available and the amount of subsequent dilution that may ultimately result from such awards. However, the current rationale and practices of the Compensation Committee with respect to equity awards and other incentives are set forth in the “Compensation Discussion and Analysis” in this Proxy Statement.
Summary of the Terms of the Plan
The following is a summary of the material provisions of the Plan, a copy of which is attached hereto as Annex B and incorporated by reference herein. This summary is qualified in its entirety by reference to the full and complete text of the Plan. Any inconsistencies between this summary and the text of the Plan will be governed by the text of the Plan.
Purpose and Effective Date
The two complementary purposes of the Plan are (1) to attract, retain, focus and motivate executives and other selected employees, directors, consultants and advisors of the Company and its affiliates; and (2) to increase shareholder value. The Plan will become effective if approved by the Company’s shareholders at the 2025 annual meeting of shareholders.
Administration and Eligibility
Our Board or the Compensation Committee of our Board (including any successor committee with similar authority that the Board may appoint, which in either case consists of not less than two members of the Board who meet the “non-employee director” requirements of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934 (the “Exchange Act”)) (the “Committee”) will administer the Plan (the “Administrator”). The Plan authorizes the Administrator to determine the provisions of award agreements; interpret the provisions of the Plan; prescribe, amend and rescind rules and regulations relating to the Plan; correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any award or any agreement covering an award; and make all other determinations necessary or advisable for the administration of the Plan, in each case in its sole discretion.
To the extent applicable law permits, the Board may delegate to another committee of the Board or to one or more officers of the Company, or the Committee may delegate to one or more officers of the Company, any or all of their respective authority and responsibility as an administrator of the Plan. However, no such delegation is permitted with respect to stock-based awards made to any participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act or the liability provisions of Section 16(b) of the Exchange Act at the time any such delegated authority or responsibility is exercised unless the delegation is to another committee of the Board consisting entirely of non-employee directors within the meaning of Rule 16b-3(b)(3) promulgated under the Exchange Act.
The Administrator may designate any of the following as a participant from time to time, to the extent of the Administrator’s authority: any officer or other employee of the Company or its affiliates; any individual who the Company or an affiliate has engaged to become an officer or employee; any consultant or advisor who provides services to the Company or its affiliates; or any director, including a non-employee director. Currently the persons eligible to participate in the Plan consist of approximately 175 employees and seven non-employee directors.

Types of Awards
The Plan permits the grant of stock options (including incentive stock options), stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units, annual cash incentives, long-term cash incentives, dividend equivalent units and other types of stock-based awards. These award types are described in further detail below.
Stock Subject to the Plan
The Plan provides that an aggregate of 2,000,000 Common Shares, minus one Common Share for every one Common Share subject to an award granted under the Prior Plan after February 15, 2025 and prior to the effective date of the Plan, are reserved for issuance under the Plan (the “Plan Reserve”). The Plan Reserve is subject to adjustment as described below under “—Adjustments.” The Plan also provides that the Company may issue an aggregate of only 2,000,000 Common Shares upon the exercise of incentive stock options.
With respect to awards that are settleable in Common Shares (or may be settled in either cash or shares), the Plan Reserve will be depleted, at the time an award is granted, by the maximum number of shares with respect to which such award is granted.
The following shares will be recredited to the Plan Reserve in the same number as they depleted the reserve: (a) shares that will not be issued under an award (whether due currently or on a deferred basis) due to its lapse, expiration, termination, cancellation, failure to be earned or any other circumstance (including if it is determined during or at the conclusion of the term of an award that all or some portion of the shares with respect to which the award was granted will not be issuable on the basis that the conditions for such issuance will not be satisfied); (b) shares forfeited under an award; and (c) shares issued under any award that the Company subsequently reacquires pursuant to rights reserved upon the issuance of the shares. However, in no event will the following shares be recredited to the Plan Reserve: (A) shares tendered or withheld in payment of the exercise or strike price of a stock option or stock appreciation right as a result of the net settlement of an outstanding stock option or stock appreciation right; (B) shares withheld to satisfy tax withholding obligations; and (C) shares purchased by the Company using proceeds from the exercise price of a stock option.
In no event will the aggregate grant date value (determined in accordance with generally accepted accounting principles) of all awards granted to any individual non-employee director during a fiscal year of the Company, when added to any cash compensation received by such non-employee director in the same fiscal year, for service as a non-employee director, exceed $450,000.
If, after the termination of the Prior Plan, any shares subject to awards granted under the Prior Plan would again have become available for new grants under the terms of such plan if such plan were still in effect, then those shares will become available for the purpose of granting awards under the Plan in the same number as the related awards depleted the reserve under the Prior Plan, thereby increasing the number of shares available for issuance under the Plan. As of February 15, 2025, there were 2,881,370 Common Shares subject to outstanding options and 973,570 shares of restricted stock, restricted stock units and performance stock units (calculated at the target award level) that had not vested under the Prior Plan. The weighted average exercise price of the outstanding options was $23.22 and the average term of such options was 5.3 years. The average remaining term of the outstanding restricted stock, restricted stock units and performance stock units was 2.55 years.
Options
The Administrator will generally determine all terms and conditions of each option. However, the grant date may not be any day prior to the date on which the Administrator approves the grant, the exercise price may not be less than the fair market value of the shares subject to the option as determined on the date of grant (unless the option complies with or is otherwise exempt from Code Section 409A) and the option must terminate no later than ten years after the date of grant. Unless restricted by the Administrator, and subject to such procedures as the Administrator may specify, the payment of the exercise price of options may be made (1) by delivery of cash or other shares or other securities of the Company having a then fair market value equal to the purchase price of such shares; (2) by delivery to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price; (3) by surrendering the right to receive shares otherwise deliverable to the participant upon exercise of the award having a fair market value at the time of exercise equal to the total exercise price; or (4) by any combination of (1), (2) and/or (3). Except to the extent otherwise set forth in an award agreement, a participant will have no rights as a holder of Common Shares as a result of the grant of an option until the option is exercised, the exercise price and applicable withholding taxes are paid and the shares subject to the option are issued thereunder.
Stock Appreciation Rights
The Administrator will generally determine all terms and conditions of each stock appreciation right. A stock appreciation right is the right of a participant to receive cash in an amount, and/or Common Shares with a fair market value, equal to the appreciation of the fair market value of a Common Share during a specified period of time. However, the grant date may not be any day prior to the date that the Administrator approves the grant, the grant price may not be less than the fair market value of the shares subject to the stock appreciation right as determined on the date of grant and the stock appreciation right must terminate no later than ten years after the date of grant.
Performance and Stock Awards
The Administrator will generally determine all terms and conditions of each award of shares, restricted stock, restricted stock units, performance shares or performance units. Restricted stock means Common Shares that are subject to a risk of forfeiture, restrictions on transfer or both a risk of forfeiture and restrictions on transfer. Restricted stock unit means the right to receive a payment equal to the fair market value of one Common Share, in either cash or shares. Performance share means the right to receive Common Shares, including restricted stock, to the extent performance goals are achieved. Performance unit means the right to receive a payment, in either cash or shares, valued in relation to a unit that has a designated dollar value or the value of which is equal to the fair market value of one or more Common Shares, to the extent performance goals are achieved. The terms and conditions that the Administrator will determine include the length of the vesting and/or performance period, subject to the Plan’s other provisions relating to vesting and performance periods, and, if different, the date on which payment of the provided under the award will be made; with respect to performance units, whether to measure the value of each unit in relation to a designated dollar value or the fair market value of one of more shares; and, with respect to restricted stock units and performance units, whether to settle such awards in cash, in shares or a combination thereof.
Incentive Awards
The Administrator has the authority to grant annual and long-term incentive awards. An incentive award is the right to receive a cash payment to the extent performance goals are achieved. The Administrator will determine all of the terms and conditions of each incentive award, including the performance goals, the performance period, the potential amount payable and the timing of payment, provided that the Administrator must require that payment of all or any portion of the amount subject to the award is contingent on the achievement of one or more performance goals during the period the Administrator specifies, although the Administrator may specify that all or a portion of the goals are deemed achieved upon a participant’s death, disability or retirement, or such other circumstances as the Administrator may specify. For long-term incentive awards, the performance period must relate to a period of more than one fiscal year.
Dividends and Dividend Equivalent Units
The Administrator has the authority to grant dividend equivalent units in connection with awards other than options, stock appreciation rights or other stock rights within the meaning of Code Section 409A. A dividend equivalent unit is the right to receive a payment, in cash or Common Shares, equal to the cash dividends or other distributions that the Company pays with respect to a Common Share.
In no event may dividends or dividend equivalent units be awarded with respect to stock options, stock appreciation rights or any other award that is not a full-value award.
Shares of restricted stock will automatically be credited with dividends and other distributions to the extent dividends or other distributions are paid on the Common Shares following the grant date of such restricted stock. However, except to the extent otherwise determined by the Administrator, if cash dividends or other cash distributions are paid with respect to shares of restricted stock while such shares are unvested, then such dividends or other distributions will either, at the discretion of the Administrator, be (a) automatically reinvested as additional shares of restricted stock that are subject to the same terms and conditions, including the risk of forfeiture, as the original grant of restricted stock, or (b) paid in cash at the same time and the same extent that the restricted stock vests. Any dividends or other distributions paid in the form of shares shall be subject to the same terms and conditions, including the risk of forfeiture, as the original grant of restricted stock.
The Administrator may grant dividend equivalent units only in tandem with full-value awards, other than restricted stock. Except to the extent otherwise determined by the Administrator, dividend equivalent units will either, at the discretion of the Administrator, be (a) accumulated and paid, in cash or shares in the Administrator’s discretion, at the same time and to the same extent that the tandem award vests or is earned or (b) reinvested in additional units that are subject to the same terms and conditions (including vesting and forfeiture) as the tandem award. The Administrator may otherwise determine all terms and conditions of each award of dividend equivalent units, subject to the terms of the Plan.
Other Stock-Based Awards
The Administrator may grant to participants other types of awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, Common Shares, either alone or in addition to or in conjunction with other awards, and payable in Common Shares or cash. Subject to the limits of the Plan, an award may include the issuance of unrestricted Common Shares, which may be awarded in payment of director fees, in lieu of cash compensation, in exchange for cancellation of a compensation right, as a bonus, or upon the attainment of performance goals or otherwise, or rights to acquire Common Shares from the Company. The Administrator will generally determine all terms and conditions of the award, except that any award that provides for purchase rights must be priced at 100% of fair market value on the date of the award.
Discretion to Accelerate Vesting
Notwithstanding any provision of the Plan to the contrary, the Administrator will have the discretion to accelerate or shorten the vesting period of an award, in connection with a participant’s death, disability, retirement or termination without cause or upon a change of control of the Company.
Effect of Termination of Employment or Service on Awards
If a participant has in effect or is a participant in an employment, retention, change of control, severance or similar agreement or other arrangement of the Company or any affiliate that discusses the effect of the participant’s termination of employment or service on the participant’s awards, then such arrangement will control. In any other case, the provisions in an award agreement discussing the effect of the participant’s termination of employment or service on the participant’s awards will control or, to the extent such provisions do not discuss the effect of such termination, any then-unvested or unearned portion of such awards will be forfeited upon such termination except as otherwise determined by the Administrator.
Transferability of Awards
Subject to limited exceptions in the Plan, no award granted under this Plan may be sold, assigned, mortgaged, pledged, exchanged, hypothecated or otherwise transferred, or encumbered or disposed of, by a participant other than by will or the laws of descent and distribution, and during the lifetime of the participant such awards may be exercised only by the participant or the participant’s legal representative or by the permitted transferee of such participant as provided in the Plan (or by the legal representative of such permitted transferee). Any attempted transfer not permitted by the Plan will be null and void and have no legal effect. The restrictions set forth in the Plan, and any risk of forfeiture applicable to an award, will be enforceable against any transferee of an award.
Adjustments
Under the terms of the Plan, if any of the following occurs:
•the Company is involved in a merger or other transaction in which the Common Shares are changed or exchanged;
•the Company subdivides or combines the Common Shares or declares a dividend payable in the Company’s Common Shares, other securities or other property;
•the Company effects a cash dividend, the amount of which, on a per share basis, exceeds 10% of the fair market value of a Common Share at the time the dividend is declared, or the Company effects any other dividend or other distribution on the Common Shares in the form of cash, or a repurchase of Common Shares, that the Board determines is special or extraordinary in nature or that is in connection with a transaction that the Company characterizes publicly as a recapitalization or reorganization involving the Common Shares; or
•any other event occurs, which, in the judgment of the Board or Compensation Committee necessitates an adjustment to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the Plan;
then the Administrator will, in a manner it deems equitable to prevent an increase or decrease in the benefits or potential benefits intended to be made available under the Plan and subject to certain provisions of the Code, adjust the number and type of Common Shares subject to the Plan and which may, after the event, be made the subject of awards; the number and type of shares subject to outstanding awards; the grant, purchase or exercise price with respect to any award; and performance goals of an award.
In any such case, the Administrator may also provide for a cash payment to the holder of an outstanding award in exchange for the cancellation of all or a portion of the award (without the consent of the holder) in an amount and at a time determined by the Administrator.
No such adjustments may be authorized in the case of incentive stock options to the extent that such authority would cause the Plan to violate Code Section 422(b).
Without limitation, if there is a reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a change of control (other than any such transaction in which the Company is the continuing corporation and in which the outstanding shares are not being converted into or exchanged for different securities, cash or other property, or any combination thereof), the Administrator may substitute for each share then subject to an award and the shares subject to the Plan the number and kind of shares of stock, other securities, cash or other property to which holders of Common Shares will be entitled in respect of each share pursuant to the transaction.
In the case of a stock dividend (other than a stock dividend declared in lieu of an ordinary cash dividend) or subdivision or combination of the shares (including a reverse stock split), if no action is taken by the Administrator, the adjustments described above will automatically be made.
In connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Administrator may authorize the issuance or assumption of awards under the Plan.
Change of Control
Under the terms of the Plan, if there is a change of control of the Company, then, unless the participant is subject to an arrangement or policy that discusses the effect of a change of control (and except to the extent the effect of a change of control is addressed in an award agreement), the Administrator will determine the effect of a change of control on awards in its sole and absolute discretion and may, without limitation, elect to cancel some or all outstanding awards in exchange for a cash payment representing the intrinsic value of any vested portion of such awards, as determined by the Administrator in its sole and absolute discretion (and for no cash payment to the extent such value is determined to be zero).
The terms of any awards that are subject to Code Section 409A will govern the treatment of such awards upon a change of control to the extent required for such awards to remain compliant with Code Section 409A, as applicable.
“Change of control” under the Plan will have the meaning to it assigned by the Administrator. If an award is considered deferred compensation subject to the provisions of Code Section 409A, then the definition of “change of control” in the Plan will be amended and interpreted in a manner that allows the definition to satisfy the requirements of a change in control event under Code Section 409A to the extent necessary to comply with the requirements of Code Section 409A.
The Plan does not provide for a “gross-up” for any excise taxes imposed on golden parachute payments under Code Section 4999. Rather, except to the extent the participant has in effect an employment or similar agreement with the Company or any affiliate or is subject to a policy that provides for a more favorable result to the participant, if any payments or benefits paid by the Company pursuant to the Plan would cause some or all of such payments or benefits in conjunction with any other payments or benefits in connection with a change of control to be subject to the tax imposed by Code Section 4999, then these payments will either be cut back to a level below the amount triggering the tax or be delivered in full, whichever will provide the greater after-tax benefit to the participant.
Termination and Amendment
Unless the Board earlier terminates the Plan, the Plan will terminate on the earlier of (a) the date all shares reserved for issuance have been issued or (b) the tenth (10th) anniversary of the Plan’s effective date. In addition, the Board or the Administrator may amend the Plan at any time, except:
•the Board must approve any amendment to the Plan if the Company determines such approval is required by prior action of the Board, applicable corporate law or any other applicable law;
•shareholders must approve any amendment to the Plan if the Company determines that such approval is required by Section 16 of the Exchange Act, the listing requirements of any principal securities exchange or market on which the Common Shares then traded, or any other applicable law; and
•shareholders must approve any amendment to the Plan that materially increases the Plan Reserve (subject to the Plan’s adjustment provisions), any amendment to expand the group of individuals that may become participants and any amendment that diminishes the provisions prohibiting repricing or backdating stock options and stock appreciation rights.
The Administrator generally may modify, amend or cancel any award or waive any restrictions or conditions applicable to any award or the exercise of the award. Any modification or amendment that materially diminishes the rights of the participant or any other person who may have an interest in the award, or that cancels any award, will be effective only if agreed to by that participant or other person. The Administrator does not need to obtain participant or other interested party consent, however, for the adjustment or cancellation of an award pursuant to the adjustment provisions of the Plan or the modification of an award to the extent deemed necessary to comply with any applicable law or the listing requirements of any principal securities exchange or market on which the Common Shares are then traded, to the extent the Administrator deems necessary to preserve favorable accounting or tax treatment of any award for the Company, or to the extent the Administrator determines that the action does not materially and adversely affect the value of an award or that such action is in the best interest of the affected participant or any other person(s) with an interest in the award.

The authority of the Administrator to terminate or modify the Plan or awards will extend beyond the termination date of the Plan. In addition, termination of the Plan will not affect the rights of participants with respect to awards previously granted to them, and all unexpired awards will continue in force after termination of the Plan except as they may lapse or be terminated by their own terms and conditions.
Cancellation, Disgorgement and Recoupment of Awards
The Compensation Committee may cancel an award or require a participant to return to the Company any compensation received under an award in certain circumstances, such as if the participant is terminated for cause or breaches any restrictive covenants, such as a non-compete, with the Company. In addition, all awards will be subject to the Company’s Incentive Compensation Clawback Policy and any other recoupment or clawback policy that the Company adopts from time to time.
Repricing Prohibited
Neither the Administrator nor any other person may: (1) amend the terms of outstanding stock options or stock appreciation rights to reduce the exercise price of such outstanding stock options or stock appreciation rights; (2) cancel outstanding stock options or stock appreciation rights in exchange for stock options or stock appreciation rights with an exercise price that is less than the exercise price of the original stock options or stock appreciation rights; or (3) cancel outstanding stock options or stock appreciation rights with an exercise price above the current share price in exchange for cash or other securities.
Backdating Prohibited
The Administrator may not grant a stock option or stock appreciation right with a grant date that is effective prior to the date the Administrator takes action to approve such award.
Foreign Participation
To assure the viability of awards granted to participants employed or residing in foreign countries, the Administrator may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, accounting or custom. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, the Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Administrator approves for purposes of using the Plan in a foreign country will not affect the terms of the Plan for any other country.
Certain U.S. Federal Income Tax Consequences
The following summarizes certain U.S. federal income tax consequences relating to the Plan. The summary is based upon the laws and regulations in effect as of the date of this Proxy Statement and does not purport to be a complete statement of the law in this area. Furthermore, the discussion below does not address the tax consequences of the receipt or exercise of awards under foreign, state or local tax laws, and such tax laws may not correspond to the federal income tax treatment described herein. The exact federal income tax treatment of transactions under the Plan will vary depending upon the specific facts and circumstances involved and participants are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards and the disposition of any acquired shares.
Stock Options
The grant of a stock option under the Plan will create no income tax consequences to the Company or to the recipient. A participant who is granted a non-qualified stock option will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the Common Shares at such time over the exercise price. The Company will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Upon the participant’s subsequent disposition of the Common Shares received with respect to such stock option, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the Common Shares on the exercise date).
In general, a participant will recognize no income or gain as a result of the exercise of an incentive stock option, except that the alternative minimum tax may apply. Except as described below, the participant will recognize a long-term capital gain or loss on the disposition of the Common Shares acquired pursuant to the exercise of an incentive stock option and the Company will not be allowed a deduction. If the participant fails to hold the Common Shares acquired pursuant to the exercise of an incentive stock option for at least two years from the grant date of the incentive stock option and one year from the exercise date, then the participant will recognize ordinary compensation income at the time of the disposition equal to the lesser of the gain realized on the disposition and the excess of the fair market value of the Common Shares on the exercise date over the exercise price. The Company will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. Any additional gain realized by the participant over the fair market value at the time of exercise will be treated as a capital gain.
Stock Appreciation Rights
The grant of a stock appreciation right under the Plan will create no income tax consequences to the Company or to the recipient. A participant who is granted a stock appreciation right will generally recognize ordinary compensation income at the time of exercise in an amount equal to the excess of the fair market value of the Common Shares at such time over the grant price. The Company will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes ordinary income. If the stock appreciation right is settled in Common Shares, upon the participant’s subsequent disposition of such shares, the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the Common Shares on the exercise date).
Restricted Stock
Generally, a participant will not recognize income and the Company will not be entitled to a deduction at the time an award of restricted stock is made under the Plan, unless the participant makes the election described below. A participant who has not made such an election will recognize ordinary income at the time the restrictions on the stock lapse in an amount equal to the fair market value of the restricted stock at such time. The Company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. Any otherwise taxable disposition of the restricted stock after the time the restrictions lapse will result in a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized from the sale differs from the tax basis (i.e., the fair market value of the Common Shares on the date the restrictions lapse). Dividends paid in cash and received by a participant prior to the time the restrictions lapse will constitute ordinary income to the participant in the year paid and the Company will generally be entitled to a corresponding deduction for such dividends. Any dividends paid in stock will be treated as an award of additional restricted stock subject to the tax treatment described herein.
A participant may, within 30 days after the date of the award of restricted stock, elect to recognize ordinary income as of the date of the award in an amount equal to the fair market value of such restricted stock on the date of the award (less the amount, if any, the participant paid for such restricted stock). If the participant makes such an election, then the Company will generally be entitled to a corresponding deduction in the same amount and at the same time as the participant recognizes income. If the participant makes the election, then any cash dividends the participant receives with respect to the restricted stock will be treated as dividend income to the participant in the year of payment and will not be deductible by the Company. Any otherwise taxable disposition of the restricted stock (other than by forfeiture) will result in a capital gain or loss. If the participant who has made an election subsequently forfeits the restricted stock, then the participant will not be entitled to claim a credit for the tax previously paid. In addition, the Company would then be required to include as ordinary income the amount of any deduction it originally claimed with respect to such shares.
Restricted Stock Units
A participant will not recognize income and the Company will not be entitled to a deduction at the time an award of a restricted stock unit is made under the Plan. Upon the participant’s receipt of shares (or cash) at the end of the restriction period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and the Company will be entitled to a corresponding deduction in the same amount and at the same time. If the restricted stock units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).
Performance Shares
The grant of performance shares will create no income tax consequences for the Company or the participant. Upon the participant’s receipt of shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the fair market value of the shares received, except that if the participant receives shares of restricted stock in payment of performance shares, recognition of income may be deferred in accordance with the rules applicable to restricted stock as described above. In addition, the participant will recognize ordinary compensation income equal to the dividend equivalents paid on performance shares prior to or at the end of the performance period. The Company will generally be entitled to a deduction in the same amount and at the same time as the participant recognizes income. Upon the participant’s subsequent disposition of the shares, the participant will recognize a capital gain or loss (long-term or short-term depending on the holding period) to the extent the amount realized from the disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).

Performance Units
The grant of a performance unit will create no income tax consequences to the Company or the participant. Upon the participant’s receipt of cash and/or shares at the end of the applicable performance period, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of the shares received, and the Company will be entitled to a corresponding deduction in the same amount and at the same time. If performance units are settled in whole or in part in shares, upon the participant’s subsequent disposition of the shares the participant will recognize a capital gain or loss (long-term or short-term, depending on the holding period) to the extent the amount realized upon disposition differs from the shares’ tax basis (i.e., the fair market value of the shares on the date the participant received the shares).
Incentive Awards
A participant who is paid an incentive award will recognize ordinary income equal to the amount of cash paid, and the Company will generally be entitled to a corresponding income tax deduction.
Dividends and Dividend Equivalent Units
A participant who is paid a dividend or dividend equivalent with respect to an unvested or unsettled award will recognize ordinary income equal to the value of cash or Common Shares paid, and the Company will be entitled to a corresponding deduction in the same amount and at the same time.
Section 162(m) Limit on Deductibility of Compensation
Section 162(m) of the Code limits the deduction the Company can take for compensation it pays to the Company’s covered employees (generally including its named executive officers) to $1,000,000 per year per individual. This limit may apply to awards under the Plan.
Code Sections 409A and 280G
Awards under the Plan may constitute, or provide for, a deferral of compensation under Section 409A of the Code. If the requirements of Code Section 409A are not complied with, then holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax and, potentially, interest and penalties. The Plan is intended to permit compliance with Code Section 409A and the Department of Treasury regulations and other interpretive guidance that may be issued pursuant to Code Section 409A. To the extent that the Company determines that any award granted under the Plan is subject to Code Section 409A, the award agreement evidencing such award is expected generally to incorporate the terms and conditions required by Code Section 409A. The Plan and any applicable awards may be modified to exempt the awards from Code Section 409A or comply with the requirements of Code Section 409A.
Code Sections 280G and 4999 may limit the Company’s income tax deduction and impose an excise tax on golden parachute payments to participants in the event there is a change of control of the Company. The Plan does not provide for a “gross-up” for any excise taxes imposed on golden parachute payments under Code Section 4999. Rather, except to the extent the participant has in effect an employment or similar agreement with the Company or any affiliate or is subject to a policy that provides for a more favorable result to the participant, if any payments or benefits paid by the Company pursuant to the Plan would cause some or all of such payments or benefits in conjunction with any other payments or benefits in connection with a change of control to be subject to the tax imposed by Code Section 4999, then these payments will either be cut back to a level below the amount triggering the tax or be delivered in full, whichever will provide the greater after-tax benefit to the participant. Accordingly, some or all of the amount which would otherwise be deductible may not be deductible with respect to benefits under the Plan that are contingent on or otherwise provided in connection with a change of control of the Company.
New Plan Benefits
On February 11, 2025, in connection with the annual compensation review, the Compensation Committee of the board of directors approved our annual equity grants for 2025. Certain of these grants, comprised of performance stock units (“PSUs”) and restricted stock units (“RSUs”), referred to as the Contingent Awards, were approved subject to and contingent upon approval by our shareholders of the Plan.

If the shareholders do not approve the Plan at our 2025 annual meeting of shareholders, the Contingent Awards will be forfeited. Except as set forth in the table below, no executive officers or other employees or non-employee directors have received Contingent Awards or other awards under the Plan.

Name and Position	Dollar Value ($)	Number of PSUs(1)	Number of RSUs(2)
Gregory Marcus President, Chief Executive Officer and Chairman of the Board	$682,469	31,220	0
Chad M. Paris Chief Financial Officer and Treasurer	$160,015	7,320	0
Thomas F. Kissinger Senior Executive Vice President, General Counsel and Secretary	$240,023	10,980	0
Mark A. Gramz President, Marcus Theatres	$124,602	5,700	0
Michael R. Evans President, Marcus Hotels & Resorts	$162,201	7,420	0
Non-Named Executive Group	$69,952	3,200	0
Non-Executive Director Group	$—	0	0
Non-Executive Officer Employee Group	$756,334	34,599	34,599
(1)Reflects the target number of PSUs granted as Contingent Awards. The maximum number of PSUs that may be earned based on performance is 150% of the target amount for executives, and 100% of the target amount for non-executive employees. Thus, the Company will need to issue an additional 32,920 shares in the event that maximum performance is achieved.
(2)Reflects the number of time-vesting RSUs granted as Contingent Awards.
Except as shown in the New Plan Benefits table above, the awards that may be granted under the Plan in the future cannot be determined at this time. The Board or the Compensation Committee, along with management, will make such determinations from time to time.
Equity Compensation Plans
The following table lists certain information about our two equity compensation plans, our 1995 Equity Incentive Plan and the Prior Plan, all of which were approved by our shareholders, as of December 26, 2024. We do not have any equity-based compensation plans that have not been approved by our shareholders.

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity compensation plans not approved by security holders	0	$0	0
Equity compensation plans approved by security holders	2,883,750	$23.22	159,370
Total	2,883,750	$23.22	159,370
Required Vote
The affirmative vote of a majority of the votes cast on the proposal is required for approval of the Company’s 2025 Omnibus Incentive Plan. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the vote.
The Board of Directors recommends a vote “FOR” approval of the Company’s 2025 Omnibus Incentive Plan. Proxies solicited by the Board of Directors will be voted “FOR” approval of the Company’s 2025 Omnibus Incentive Plan unless the shareholder has specified otherwise.

PROPOSAL 3 — APPROVAL, BY ADVISORY VOTE, OF
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
As indicated by the preceding discussion, executive compensation is an important matter both to us and to our shareholders. In addition, Section 14A of the Securities Exchange Act of 1934, as amended, requires that we provide our shareholders with an opportunity to approve the compensation of our named executive officers by a non-binding advisory vote. Accordingly, we are seeking the approval of our shareholders through this advisory vote of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narratives contained in this proxy statement. At our 2024 annual meeting, over 99% of the votes cast and over 97% of all shares entitled to vote at the meeting were voted in favor of the compensation of our named executive officers. In developing our executive compensation and benefit programs that were in effect for fiscal 2024 as disclosed in the Compensation Discussion and Analysis section, the accompanying compensation tables and narratives contained in this proxy statement, during fiscal 2024, we maintained many of the same executive compensation and benefit programs that were overwhelmingly approved by our shareholders at our 2024 annual meeting.
We have designed our executive compensation program to attract, motivate and retain people with the skills required to achieve our performance goals in a competitive business environment, and to enhance our overall financial performance. Our compensation programs are based on the principle of pay for performance. Our intention is for our executive compensation programs to reflect the level of our executive officers’ individual contributions and our corporate performance, while striking an appropriate balance between short-term and longer-term corporate performance. We evaluate performance over several periods of time, and while the specific elements of executive compensation vary from time to time, our executive compensation programs focus on the principle of pay for performance, both in program design and in the specific awards. As discussed in greater detail in the Compensation Discussion and Analysis Section, both our variable incentive and long term incentive plans tie the compensation of our executive officers to strong performance metrics that align executive officers’ cash and equity incentives with sustained growth in long-term shareholder value.
In addition, we and the Compensation Committee of our board of directors consider the following principles when designing and implementing compensation programs for our executive officers:
•We strive to compensate our executives at competitive levels to ensure that we attract, retain and motivate our key management employees who we expect will contribute significantly to our long-term success and value creation.
•We link our executives’ compensation to the achievement of pre-established financial and individual performance goals that are focused on the creation of long-term shareholder value.
Our executive compensation programs are designed to foster an ownership mentality and an entrepreneurial spirit in our management team. We try to do this by providing our executives with a substantial long-term incentive compensation component that helps to more closely align our executives’ financial interests with those of our shareholders over an extended performance period, and that otherwise encourages executives to take appropriate and measured market-responsive risk-taking actions that will facilitate our long-term growth and success.
Our board of directors would like the approval of our shareholders of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narratives in this proxy statement. Accordingly, for the reasons we discuss above, our board of directors unanimously recommends that shareholders vote in favor of the following resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis section, compensation tables, and accompanying narratives contained in this proxy statement.”
The compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis section and compensation tables and narratives contained in this proxy statement will be approved if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not affect the voting results for this proposal.
As this is an advisory vote, the results of the vote will not be binding on our board of directors, although our Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our executive compensation programs, and our Compensation Committee will review and consider the outcome of the vote when making future compensation decisions for our named executive officers. We believe our company benefits from constructive dialogue with our shareholders on these important matters, and while we continue to reach out to our shareholders on these and other issues, we also encourage our shareholders to contact us if they would like to communicate their views on our executive compensation programs. Shareholders who wish to communicate with our non-management directors concerning our executive compensation programs should refer to the section above entitled “Contacting the Board.”
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, BY ADVISORY VOTE, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND ACCOMPANYING COMPENSATION TABLES AND NARRATIVES IN THIS PROXY STATEMENT. COMMON SHARES OR CLASS B SHARES REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND ACCOMPANYING COMPENSATION TABLES AND NARRATIVES IN THIS PROXY STATEMENT.

PROPOSAL 4 — RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR FISCAL 2025
The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent auditors for fiscal 2025. Although not required to be submitted to a shareholder vote, our board of directors believes it appropriate to obtain shareholder ratification of the Audit Committee’s action in appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Should such appointment not be ratified by our shareholders, the Audit Committee will reconsider the matter. The Audit Committee expects that the full board of directors will ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm at their first meeting after the Meeting. The Audit Committee's selection of Deloitte & Touche LLP as the Company's independent auditor for fiscal 2025 will be ratified by the Compay’s shareholders if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not affect the voting results for this proposal.

THE BOARD RECOMMENDS THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2025 AND URGES EACH SHAREHOLDER TO VOTE “FOR” SUCH RATIFICATION. COMMON SHARES OR CLASS B SHARES REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR FISCAL 2025.

POLICIES AND PROCEDURES GOVERNING RELATED PERSON TRANSACTIONS
Our board of directors has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:
•a “related person” means any of our directors, executive officers or nominees for director, any immediate family members of those individuals, and any holders of more than 5% of our Common Shares or Class B Common Shares; and
•a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant, the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.
Each of our executive officers, directors and nominees for director is required to disclose to the company certain information relating to related person transactions. Any potential related party transaction is first reviewed by the company’s General Counsel, Internal Audit Department or management to determine, among other items, whether the proposed transaction is on terms at least as favorable as could be obtained from a non-affiliated third party. If approved, the proposed transaction is then submitted to the Corporate Governance and Nominating Committee for final approval. Approval by the Corporate Governance and Nominating Committee is required before engaging in the related person transaction. The decision of the Corporate Governance and Nominating Committee whether or not to approve a related person transaction is to be made in light of the Corporate Governance and Nominating Committee’s determination of whether the transaction is in our and our shareholders’ best interests and/or whether the transaction has potential conflicts of interests. Any related person transaction must be disclosed to our Audit Committee and to our full board of directors.
Pursuant to these policies and procedures, our Corporate Governance and Nominating Committee ratified the following ongoing related person transactions:
We were provided 69 vehicles for use from time to time during fiscal 2024 by Selig Leasing Co., Inc., in respect of which we paid an aggregate of $384,000 to Selig Leasing in fiscal 2024. As in prior years, the amounts we paid to Selig Leasing did not exceed the out-of-pocket expenses incurred by Selig Leasing in providing these vehicles for our use. Allan H. Selig, one of our directors, is the chief executive officer and sole shareholder of Selig Leasing.

We lease a suite and purchase tickets for Milwaukee Brewers baseball games at American Family Field in Milwaukee, Wisconsin, for the benefit of customers, vendors, associates, significant shareholders and charitable purposes. We paid an aggregate of approximately $452,000 to the Milwaukee Brewers Baseball Club, LP in fiscal 2024. Additionally, the Milwaukee Brewers Baseball Club paid an aggregate of approximately $136,000 to our Marcus Hotels and Resorts division for hotel rooms and food and beverage in fiscal 2024. Stephen H. Marcus, our chairman emeritus, is trustee of a trust that owns a minority equity interest in the Milwaukee Brewers Baseball Club, LP.
We have an administrative services agreement with Marcus Investments, LLC, which is owned by the three sons of Stephen H. Marcus, our chairman emeritus, including Gregory S. Marcus, our president and chief executive officer. The agreement provides that Marcus Investments may not invest in businesses that compete with our motion picture theatre exhibition or hotels or resorts businesses. Pursuant to the agreement, we from time to time provide various administrative support services, legal services and related equipment to Marcus Investments in support of its business. Such services are provided solely at our discretion so that the performance of these services does not interfere with or otherwise adversely affect our business or operations. Marcus Investments pays us not less than our fully-allocated direct and indirect costs and expenses for providing any such services. During fiscal 2024, Marcus Investments made aggregate payments to us of $7,000 for the provision of the aforementioned services. The agreement is subject to annual review and re-approval, by our Corporate Governance and Nominating Committee, which reapproved the agreement in February 2024. Additionally, during fiscal 2024, our theatre division licensed the Zaffiro’s pizza recipe and related intellectual property rights from an entity that is owned by Marcus Investments, LLC. During fiscal 2024, we paid such entity approximately $431,000 in licensing fees. Lastly, during fiscal 2024 our hotels and resorts division paid approximately $144,000 for mattresses purchased from Verlo Mattress, an entity majority-owned by Marcus Investments.

OTHER MATTERS
Deloitte & Touche LLP acted as our independent auditors during fiscal 2024 and fiscal 2023. Representatives from Deloitte & Touche LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate shareholder questions. Deloitte & Touche LLP’s fees for fiscal 2024 and fiscal 2023 are summarized in the following table:

	2024	2023
Audit Fees(1)	$1,166,649	$932,693
Audit-Related Fees(2)	37,500	37,500
Tax Fees	—	—
All Other Fees(3)	2,000	2,000
Total Fees	$1,206,149	$972,193
_____________________
(1)In 2024, audit fees include nonrecurring audit work related to the retirement of our convertible senior notes and income tax accounting.
(2)In 2024 and 2023, audit-related fees include fees for services provided in connection with registration statement filings.
(3)All other fees in 2024 and 2023 consist of fees billed in connection with an accounting research tool subscription.

Our Audit Committee pre-approves the provision of all auditing and non-audit services by our independent auditors. During our fiscal 2024 and fiscal 2023, all of the services related to the audit and other fees described above were pre-approved by our Audit Committee and none were provided pursuant to any waiver of the pre-approval requirement.
As noted in the Audit Committee Report, our Audit Committee has considered whether Deloitte & Touche LLP’s provision of non-audit services is compatible with its independence.

Delinquent Section 16(a) Reports

Our directors and executive officers are required to report their ownership of Common Shares and Class B Shares and any changes in that ownership to the SEC and the NYSE. Based upon our review of copies of the reports filed with the SEC and the representations of the persons involved, we believe that all of our directors and executive officers have complied with the requirements for fiscal 2024.
We have filed an Annual Report on Form 10-K with the SEC for fiscal 2024, which ended on December 26, 2024. A copy of our Form 10-K (excluding exhibits) is available online at www.proxyvote.com and also through our investor relations website, investors.marcuscorp.com. In addition, we will provide to any shareholder, without charge, upon written request of such shareholder, an additional copy of such Annual Report and a copy of any other document referenced in this proxy statement as being available to a shareholder upon request. Such requests should be addressed to Thomas F. Kissinger, Senior Executive Vice President, General Counsel and Secretary, The Marcus Corporation, 111 E. Kilbourn Avenue, Suite 1200, Milwaukee, Wisconsin 53202-4125.
Our board of directors does not intend to present at the Meeting any matters for shareholder action other than the matters described in the Notice of Annual Meeting. Our board of directors does not know of any other matters to be brought before the Meeting that will require the vote of shareholders. If any other business or matters properly come before the Meeting, the proxies named in the accompanying proxy will vote on such business or matters in accordance with their best judgment.
We did not receive any shareholder proposals for consideration at the Meeting. A shareholder wishing to include a proposal in our proxy statement for our 2026 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must forward the proposal to us by December 13, 2025. In addition, a shareholder who otherwise intends to present business at our 2026 Annual Meeting of Shareholders (including nominating persons for election as directors) must comply with the requirements set forth in our By-laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the By-laws, to our Secretary not later than 45 days prior to the date in the current year corresponding to the date on which we first mailed our proxy materials for the prior year’s annual meeting, or, if earlier, the later of (1) the 70th day prior to the 2026 Annual Meeting and (2) the 10th day following the day on which public announcement for the date of the 2026 Annual Meeting is first made. Accordingly, if we do not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 prior to February 26, 2026, the notice will be considered untimely and we will not be required to present such proposal at the 2026 Annual Meeting of Shareholders. If our board of directors chooses to present such proposal at our 2026 Annual Meeting of Shareholders, the persons named in proxies solicited by the board of directors for the 2026 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal. In addition to satisfying the foregoing requirements under the Company’s By-laws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 24, 2026.
We have paid the cost of soliciting proxies. We expect to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain of our officers and employees. We will reimburse brokers and other holders of record for their expenses in communicating with the persons for whom they hold Common Shares or Class B Shares. We do not intend to specially engage anyone to solicit proxies or to pay special compensation for that purpose, but we reserve the right to do so should we conclude that such efforts are needed.

On Behalf of the Board of Directors
Thomas F. Kissinger Senior Executive Vice President, General Counsel and Secretary
Milwaukee, Wisconsin
March 26, 2025

THE MARCUS CORPORATION
ATTN: THOMAS KISSINGER
111 E. KILBOURN AVE, STE 1200
MILWAUKEE, WI 53202

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. Eastern Time on May 6, 2025 for shares held directly and by 11:59 P.M. Eastern Time on May 2, 2025 for shares held in a 401(k) plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MCS2025**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. Eastern Time on May 6, 2025 for shares held directly and by 11:59 P.M. Eastern Time on May 2, 2025 for shares held in a 401(k) plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V64221-P24706

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE MARCUS CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Gregory S. Marcus
02) Diane Marcus Gershowitz
03) Allan H. Selig
04) Timothy E. Hoeksema
05) Bruce J. Olson
06) Philip L. Milstein
07) Brian J. Stark
08) Katherine M. Gehl
09) Austin M. Ramirez
10) Thomas F. Kissinger

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: This proxy, when properly executed will be voted as directed or, if no direction is given, will be voted for the 10 director nominees indicated above and for item 2, item 3 and item 4. It will also be voted in accordance with the best judgment of the proxies named herein on any other matters that may properly come before the annual meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

V64222-P24706

THE MARCUS CORPORATION
Annual Meeting of Shareholders
May 7, 2025 9:00 A.M. CDT
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Gregory S. Marcus and Thomas F. Kissinger, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock and/or Class B Common Stock of THE MARCUS CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, CDT on Wednesday, May 7, 2025, virtually at www.virtualshareholdermeeting.com/MCS2025, and any adjournment or postponement thereof. The shareholder(s) acknowledge(s) receipt of the Notice of Annual Meeting, the Proxy Statement, the 2024 Annual Report on Form 10-K and hereby revokes any other proxy the shareholder(s) may have executed previously for the 2025 Annual Meeting of Shareholders.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. If other matters properly come before the meeting or any adjournment or postponement thereof, the above named proxies will vote on such matters in their best judgment.

This proxy covers all the shares for which the undersigned has the right to give voting instructions to Principal Retirement & Income Solutions, Trustee of The Marcus Corporation Pension Plus Plan. This proxy, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 P.M. ET on May 2, 2025, the Trustee will be deemed to have been instructed to vote the shares held in The Marcus Corporation Pension Plus Plan in the same proportion as the shares for which the Trustee has received timely voting instructions from others.

Continued and to be signed on reverse side